Exhibit 2.1

AGREEMENT OF SALE

by and among

BEHRINGER HARVARD SOUTH RIVERSIDE, LLC,
a Delaware limited liability company
(“Tier Chicago Party”),

TIER ACQUISITIONS, LLC,
a Delaware limited liability company
(“Tier Dallas Party”)

RREEF AMERICA L.L.C.,
a Delaware limited liability company
(“RREEF Chicago Party”)

and

RREEF SHERRY LANE L.P.,
a Texas limited partnership
(“RREEF Dallas Party”)

Dated: October 23, 2014

Fifth Third Center,
222 South Riverside Plaza and 444 West Jackson
Chicago, Cook County, Illinois
(collectively, “Chicago Property”)

5950 Sherry Lane
Dallas, Dallas County, Texas
(“Dallas Property”)

AGREEMENT OF SALE
This AGREEMENT OF SALE (this “Agreement”) is made this 23rd day of October, 2014, among BEHRINGER HARVARD SOUTH RIVERSIDE, LLC, a Delaware limited liability company (“Tier Chicago Party”) having its principal office at 17300 Dallas Parkway, Suite 1010, Dallas, Texas 75248, and TIER ACQUISITIONS, LLC, a Delaware limited liability company or its permitted assigns pursuant to Section 17.2 below (“Tier Dallas Party”) having its principal office at 17300 Dallas Parkway, Suite 1010, Dallas, Texas 75248, RREEF AMERICA L.L.C., a Delaware limited liability company or its permitted assigns pursuant to Section 17.2 below (“RREEF Chicago Party”) having its principal office at 222 South Riverside Plaza, Chicago, Illinois 60606 and RREEF SHERRY LANE L.P., a Texas limited partnership (“RREEF Dallas Party”) having its principal office at 222 South Riverside Plaza, Chicago, Illinois 60606.
BACKGROUND
The Background of this Agreement is as follows:
A.     Tier Chicago Party is the owner of the Chicago Property (as defined in Section 1 below).
B.    RREEF Chicago Party desires to purchase, and Tier Chicago Party desires to sell, the Chicago Property pursuant to this Agreement (the “Chicago Transaction”).
C.    RREEF Dallas Party is the owner of the Dallas Property (as defined in Section 1 below).
D.    Tier Dallas Party desires to purchase, and RREEF Dallas Party desires to sell, the Dallas Property pursuant to this Agreement (the “Dallas Transaction”; together with the Chicago Transaction, each called a “Transaction” and collectively called the “Transactions”).
E.    The term “Seller” shall mean Tier Chicago Party with respect to the Chicago Property and RREEF Dallas Party with respect to the Dallas Property, and the term “Buyer” shall mean RREEF Chicago Party with respect to the Chicago Property and Tier Dallas Party with respect to the Dallas Property. The term “Property” shall mean the Chicago Property with respect to the sale by Tier Chicago Party of the Chicago Property to RREEF Chicago Party, and the Dallas Property with respect to the sale by RREEF Dallas Party of the Dallas Property to Tier Dallas Party. All representations, warranties, covenants and obligations of (i) Seller in this Agreement (a) with respect to the Chicago Property are being made by Tier Chicago Party, and (b) with respect to the Dallas Property are being made by RREEF Dallas Party, and (ii) Buyer in this Agreement (c) with respect to the Dallas Property are being made by Tier Dallas Party and (d) with respect to the Chicago Property are being made by RREEF Chicago Party, and in each instance are made individually and not jointly.

TERMS AND CONDITIONS
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with the preceding Background paragraphs incorporated by reference, the parties hereto, intending to be legally bound hereby, covenant and agrees as follows:
1.PROPERTY BEING SOLD. Seller shall sell, transfer and convey to Buyer on the Closing Date (as hereinafter defined) (i) with respect to the Chicago Property, that certain tract of land described on Exhibit A attached hereto and made a part hereof (the “Chicago Land”) and (ii) with respect to the Dallas Property, that certain tract of land described on Exhibit B attached hereto and made a part hereof (the “Dallas Land”; the term “Land” as used in this Agreement shall mean the Chicago Land when the context relates to the Chicago Property and to the Dallas Land when the context relates to the Dallas Property),
1.1    Real Property. (a) the Land; (b) all building and improvements on the Land (a 35-story office tower and a 3-story health and fitness club commonly known as Fifth Third Center, 222 South Riverside Plaza and 444 West Jackson, Chicago, Illinois with respect to the Chicago Property, and a 9-story office tower commonly known as 5950 Sherry Lane, Dallas, Texas with respect to the Dallas Property); and (c) all of the easements, licenses, rights of way, privileges, hereditaments, appurtenances, and rights to any land lying in the beds of any street, road or avenue, open or proposed, adjoining thereto, and inuring to the benefit of said property referred to in (a) and (b) above, including, with respect to the Chicago Property, all right, title and interest of Tier Chicago Party in and to the air rights described in the Easement and Operating Agreements (as defined in Section 12.2.1.14 below) and the parking rights described in the Parking Easement (as defined in Section 12.2.1.15 below) (hereinafter collectively referred to as the “Premises”).
1.2    Personal Property. All equipment, fixtures, machinery and personalty of every description attached to or specifically used in connection with the Premises (and not owned by tenants under leases of the Premises), all contract rights, guaranties and warranties of any nature, all architects’, engineers’, surveyors’ and other real estate professionals’ plans, space plans, specifications, drawings, certifications, reports, data or other technical descriptions, reports or audits all without warranty as to completeness or accuracy (“Contract Documents”), all governmental permits, licenses, certificates, and approvals in connection with the ownership of the Premises (“Licenses”), all escrow accounts, deposits, instruments, documents of title, general intangibles, and all of Seller’s rights, claims, and causes of action if any, to the extent they are assignable, under any warranties and/or guarantees of manufacturers, contractors or installers, all rights against tenants under Leases (as hereinafter defined) and others relating to the Premises or the operation or maintenance thereof, including to the extent applicable, any warranties from any previous owners of the Premises and, to the extent assignable, all of Seller’s right, title and interest, if any, in and to all telephone exchange numbers and all of Seller’s right, title and interest, if any, in and to the right to use the name “Fifth Third Center”, “222 South Riverside Plaza” and “444 West Jackson” with respect to the Chicago Property and “5950 Sherry Lane” with respect to the Dallas Property and all of Seller’s right, title and interest, if any, in, to and under the domain name 222southriversideplaza.com with respect to the Chicago Property, in each case whether or not the payment of any fee or consent of any third party is required as a condition to any such assignment or transfer by Seller (the Contract Documents, Licenses and all other items described in this Section 1.2 being collectively referred to as “Personal Property”); notwithstanding anything to the contrary herein, the Personal Property shall be assignable irrespective of the necessity of consent or approval or the payment of any fee;
1.3    Leases. All leases, licenses and other occupancy agreements for any part of the Premises and all prepaid rent and unapplied security deposits (the “Leases”); and
1.4    Assumed Service Contracts. All of Seller’s right, title and interest in, to and under the Assumed Service Contracts (as hereinafter defined in Section 5.3 hereof).
The Premises, Leases, Personal Property and Assumed Service Contracts relating to or entered into with respect to the Chicago Property are sometimes hereinafter referred to as the “Chicago Property”, and the Premises, Leases, Personal Property and Assumed Service Contracts relating to or entered into with respect to the Dallas Property are sometimes hereinafter referred to as the “Dallas Property”. The term “Property” shall mean (a) the Chicago Property with respect to RREEF Chicago Party’s purchase of the Chicago Property pursuant to this Agreement and (b) the Dallas Property with respect to Tier Dallas Party’s purchase of the Dallas Property pursuant to this Agreement.
2.    PURCHASE PRICE AND MANNER OF PAYMENT.
2.1    Purchase Price. The term “Purchase Price” (herein so called) shall mean and be paid by (a) the conveyance of the Chicago Property pursuant to this Agreement by Tier Chicago Party to RREEF Chicago Party, and (b) the conveyance of the Dallas Property pursuant to this Agreement by RREEF Dallas Party to Tier Dallas Party and the payment of the amount of $247,000,000.00 in accordance with Section 2.2.3 below on the Closing Date (as hereinafter defined) by RREEF Chicago Party to Tier Chicago Party.
2.2    Manner of Payment. The Purchase Price shall be paid in the following manner:
2.2.1    Deposit. Within two (2) business days after the full execution and delivery of this Agreement, by delivery by (a) RREEF Chicago Party of immediately available federal funds in the amount of $1,000,000.00 (the “Initial Chicago Deposit”) to First American Title Insurance Company, 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602, Attn: Reginald Cunningham, Telephone: (312) 917-7260, Facsimile: (866) 390-7306, E-mail: RECunningham@firstam.com, being the Title Company (hereinafter referred to as “Escrow Agent”

or “Escrowee”) and (b) Tier Dallas Party to Escrow Agent of $500,000 (the “Initial Dallas Deposit”). The Deposit shall be held by Escrow Agent in a federally‑insured, segregated money market account at an institution to be designated by Escrow Agent until termination or consummation of this Agreement. Interest on the Deposit shall be credited to Buyer at Closing, or paid to the party otherwise entitled to the Deposit in the event of the termination of this Agreement prior to Closing. The Deposit is non‑refundable except as provided herein. The Deposit shall be held by Escrow Agent and disbursed or applied in accordance with the terms of this Agreement. If this Agreement is not terminated by either Tier Dallas Party or RREEF Chicago Party prior to the Inspection Period Expiration Date (as hereinafter defined), then RREEF Chicago Party shall deliver to Escrow Agent $4,000,000 in immediately available funds (the “Additional Chicago Deposit”) no later than 5:00 p.m. (Central time) on the Inspection Period Expiration Date and the Tier Dallas Party shall deliver to Escrow Agent $1,500,000 in immediately available funds (the “Additional Dallas Deposit”) no later than 5:00 p.m. (Central time) on the Inspection Period Expiration Date. The term “Deposit” as used in this Agreement shall mean the total of the Initial Chicago Deposit and Additional Chicago Deposit (collectively, the “Chicago Deposit”) with respect to the Chicago Property and the Initial Dallas Deposit and Additional Dallas Deposit (collectively, the “Dallas Deposit”) with respect to the Dallas Property. For the avoidance of doubt, except as expressly provided under Section 13 below, any provision of this Agreement providing for the return of the Deposit to Buyer upon termination of this Agreement shall require Escrow Agent to return the Initial Chicago Deposit and Additional Chicago Deposit to RREEF Chicago Party and the Initial Dallas Deposit and Additional Dallas Deposit to Tier Dallas Party. On the Closing Date, the Deposit funded by Tier Dallas Party shall be returned to Tier Dallas Party, and the Deposit funded by RREEF Chicago Party shall be applied to the cash portion of the Purchase Price to be paid by RREEF Chicago Party pursuant to Section 2.2.3 below.
2.2.2    Conveyance of the Premises. On the Closing Date, Tier Chicago Party shall convey the Chicago Property to RREEF Chicago Party, and RREEF Dallas Party shall convey the Dallas Property to Tier Dallas Party.
2.2.3    Cash Balance. RREEF Chicago Party shall pay the balance of the Purchase Price for the Chicago Property ($247,000,000.00) to Tier Chicago Party on the Closing Date (as hereinafter defined), by bank cashier’s, certified check, or by wire transfer of immediately available federal funds, subject to adjustment and the application of the Deposit funded by RREEF Chicago Party as herein provided.
2.2.4    Independent Consideration. Upon the execution hereof, Buyer shall pay to Seller One Hundred Dollars ($100) as independent consideration (the “Independent Consideration”) for Buyer’s right to purchase the Property and Seller’s execution, delivery, and performance of this Agreement. Notwithstanding anything to the contrary contained herein (including any reference to the return of the Deposit to Buyer), Seller shall, in all events, retain the

Independent Consideration, but the Independent Consideration shall be applied as a credit against the Purchase Price at the Closing. Buyer and Seller hereby acknowledge and agree that the Independent Consideration constitutes adequate and sufficient consideration for Buyer’s right to purchase the Property and Seller’s execution, delivery, and performance of the Agreement, and that the loss of Buyer’s ability to use the funds constituting the Deposit as provided in this Agreement constitutes further consideration therefor.
2.2.5    Indivisible Economic Package. Except as expressly provided under Section 13 below, the Chicago Transaction and the Dallas Transaction are dependent, indivisible transactions, and the termination of this Agreement with respect to the Chicago Transaction pursuant to the terms and conditions hereof shall automatically terminate the terms and conditions of this Agreement applicable to the Dallas Transaction, and the termination of this Agreement with respect to the Dallas Transaction pursuant to the terms and conditions hereof shall automatically terminate the terms and condition of this Agreement applicable to the Chicago Transaction.
3.    TITLE. On the Closing Date, Seller shall convey to Buyer good and indefeasible fee simple title to the Premises by special warranty deed in the form of the Deed described below, subject only to the Permitted Exceptions (as hereinafter defined), which title shall be insurable at regular rates by Escrow Agent (in such capacity, “Title Company”) under the Title Policies (as hereinafter defined).
4.    COVENANTS. In addition to the covenants contained in the other Sections of this Agreement, Seller covenants that it shall, from and after the date of this Agreement:
4.1    Maintenance. At all times prior to the Closing Date, maintain the Property in good condition and repair, reasonable wear and tear excepted; operate the Property in accordance with substantially the same management practices and leasing standards as currently done; keep and perform all of the material obligations to be performed by it as landlord under any Lease; pay in the normal course of business prior to Closing, all sums due for work, materials or service furnished or otherwise incurred in the ownership and operation prior to Closing; maintain or cause to be maintained, at Seller’s sole cost and expense, all polices of insurance currently in effect with respect to the Property (or comparable replacements thereof); and not create any new encumbrance or lien affecting the Property.
4.2    Alterations. Other than the existing alterations and repairs being performed by Seller as of the Effective Date to the buildings constructed on the Land that are outside the normal course maintenance and repair obligations of Seller as landlord under the Leases (or in the case of the Chicago Property, the air rights), which alterations and repairs are described on Exhibit I hereto (the “Alterations and Repairs”), and other than the routine maintenance and repair obligations performed by Seller as landlord under Leases at the Property, not make or permit to be made any alterations, improvements or additions to the Property without the prior written consent of Buyer, except those made by Seller if required by applicable law or ordinance, or as required under any Lease.
4.3    Lease. Not enter into any Lease (or any renewal, extension or modification of any Lease requiring Seller’s approval pursuant to such Lease) after the Effective Date without Buyer’s prior written consent, such consent to be given (or absent a rejection, it shall be deemed given) or withheld within three (3) business days of Buyer’s receipt of a copy of the new Lease (or renewal, extension or modification, as applicable) that Seller wishes to execute, together with all brokerage agreements and a budget for any tenant improvements or other costs to be paid by the landlord thereunder (collectively, the “Lease Documents”).
4.4    Security Deposits. Not apply any tenant’s security deposit to the discharge of such tenant’s obligations, without Buyer’s consent, which shall not be unreasonably withheld.
4.5    Bill Tenants. Timely bill all tenants for all rent billable under Leases and use its commercially reasonable efforts to collect any rent in arrears.
4.6    Notice to Buyer. Notify Buyer promptly of the occurrence of any of the following: (i) a fire or other casualty causing damage to the Property, or any portion thereof; (ii) receipt of notice of eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof; (iii) receipt of notice from Chicago Union Station Company (“CUSCO”) or any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Property, or any portion thereof, or any real property adjacent to any of the Property, or setting forth any requirements with respect thereto; (iv) receipt or delivery of any default or termination notice or claim of offset or defense to the payment of rent from any tenant; (v) receipt of any notice of default from the holder of any lien or security interest in or encumbering the Property, or any portion thereof; (vi) a change in the occupancy of the leased portions of the Premises; (vii) notice of any actual or threatened (of which Seller has written notice thereof) litigation against Seller or affecting or relating to the Property, or any portion thereof; or (viii) the commencement of any strike, lock out, boycott or other labor trouble affecting the Property, or any portion thereof.
4.7    No New Agreements. Except for agreements which can be terminated on not more than thirty (30) days’ notice without penalty or termination fee (and which Seller shall so terminate effective as of Closing if requested by Buyer), not enter into any other agreements which affect the Property or the transactions contemplated by this Agreement including, without limitation, any Alteration Contracts (as hereinafter defined), without the prior written consent of Buyer (not to be unreasonably withheld); and not permit the creation of any liability which shall bind Buyer or the Property after Closing.
4.8    Bulk Sales Release Letters. As soon as reasonably practical after the execution and delivery of this Agreement, Tier Chicago Party shall request and shall use good faith diligent efforts to obtain with respect to the Chicago Property (and RREEF Chicago Party shall cooperate and execute any necessary documentation in connection therewith) (a) a release letter issued to RREEF Chicago Party by the Illinois Department of Revenue showing that RREEF Chicago Party has no liability for the payment of any of Tier Chicago Party’s assessed but unpaid taxes, penalties or interest due under the Illinois Income Tax Act, 35 ILCS 120/5j et. seq. and any tax, penalty or interest due under the Retailer’s Occupation Tax Act 35 ILCS 5/902 et. seq. (the “State Bulk Sales Acts”); (b) a letter from the Cook County Department of Revenue showing that Tier Chicago Party has no unpaid taxes, penalties or interest due under Article III of the Code of Ordinances of Cook County, Illinois (the “County Bulk Sales Ordinance”), and (c) a release letter issued to RREEF Chicago Party by the City of Chicago Department of Revenue’s Tax Division Bulk Sales Unit showing that RREEF Chicago Party has no liability for the Property of any of Tier Chicago Party’s assessed, but unpaid taxes, penalties or interest due under the Chicago Revenue Ordinance, Chapter 3 4 140 of the Chicago Municipal Code (the “City Bulk Sales Ordinance”; which together with the State Bulk Sales Acts and the County Bulk Sales Ordinance are collectively called the “Bulk Sales Laws”). Tier Chicago Party shall at or prior to Closing provide RREEF Chicago Party with evidence of Tier Chicago Party’s timely request for such release letters and/or certificate in accordance with the Bulk Sales Laws. It shall be a condition precedent to the obligation of RREEF Chicago Party to close the transaction contemplated in this Agreement, that RREEF Chicago Party receive such release letters and/or certificate from the State of Illinois, Cook County and the City of Chicago under the Bulk Sales Laws; provided, however, (i) in the event that prior to Closing, Tier Chicago Party furnishes a certificate or statement (a “Stop Order”) from the Illinois Department of Revenue, the Cook County Revenue Department or the City of Chicago Department of Revenue’s Tax Division Bulk Sales Unit, as the case may be, stating that any tax, penalty or interest is assessed against Tier Chicago Party but unpaid, RREEF Chicago Party may withhold from the cash portion of the Purchase Price for the Chicago Property an amount equal to the amounts set forth in such Stop Order and deposit such amounts with the Title Company, as escrowee, which shall be held and disbursed by the Title Company pursuant to an escrow agreement to be executed by RREEF Chicago Party, Tier Chicago Party and the Title Company, as escrowee, on the Closing Date, which escrow agreement shall be in a form reasonably satisfactory to RREEF Chicago Party and Tier Chicago Party and in compliance with the Bulk Sales Laws and (ii) if any of the release letters and/or certificates from the State of Illinois, Cook County or the City of Chicago under the Bulk Sales Laws are not received by Closing, then, at Tier Chicago Party’s option, Closing shall occur so long as Tier Chicago Party and Joinder Party execute an indemnification agreement, in form and substance reasonably satisfactory to RREEF Chicago Party, indemnifying RREEF Chicago Party against any claims by the State of Illinois, Cook County or the City of Chicago for any unpaid taxes, penalties or interest owed by Tier Chicago Party (any such indemnity agreement is called a “Bulk Sales Indemnity”).

4.9    Exclusivity. Prior to the Closing Date, Seller shall not enter into any agreement with a third party for or directly negotiate with, or enter into any agreement accepting offers or proposals for, the direct or indirect purchase, sale, transfer or assignment of all or any part of the Property or any interest therein.
5.    REPRESENTATIONS AND WARRANTIES. In order to induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer that the following representations and warranties are true as of the Effective Date and will be true at Closing:
5.1    Seller’s Authority For Binding Agreement. Tier Chicago Party is a duly authorized and validly existing limited liability company formed under the laws of Delaware, and RREEF Dallas Party is a duly authorized and validly existing limited partnership formed under the laws of Texas. Subject to Section 22.3, Seller has full power, right and authority to own its properties, to carry on its business as now conducted and to enter into and fulfill its obligations under this Agreement. Subject to Section 22.3, each of the persons or entities executing this Agreement on behalf of Seller is authorized to do so. Subject to Section 22.3, this Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. Subject to Section 22.3, the execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any law, judgment, order, writ, injunction, decree, rule or regulation, or conflict with or result in the breach of any other agreement, document or instrument to which Seller is a party or by which it or the Property is bound or affected.
5.2    Employment on “At‑Will” Basis. All persons and entities presently employed in connection with the operation and maintenance of the Premises are employees of Seller’s property manager or third party contractors on an “at will” basis. Except for the BOMA-Chicago Agreements (as defined in Exhibit H hereto which include collectively (a) Service Employees International Union, Local 1, Security Employees (the “Security Union Contract”), (b) International Union of Operating Engineers Local 399, AFL-CIO (the “Engineers Union Contract”), and (c) Building Service Division, Service Employees International Union, Local 1, Janitorial Employees (the “Janitorial Union Contract”) and any subcontracts with third party subcontractors covering any employees under any of the BOMA-Chicago Agreements, being “Union Subcontracts”) covering security staff, building engineers, and janitorial staff to which Tier Chicago Party is a signatory, copies of which contracts and the Union Subcontracts are included in the Diligence Materials, there are no collective bargaining agreements, other union contracts of any nature, pension plans or other benefit plans of any nature in existence which affect the Property, the operation thereof, or any employees of the Property. All Union Wages and Benefits (as defined in Section 14.1.10 below) accrued under the BOMA-Chicago Agreements, including, without limitation, all sums attributable to employees’ accrued vacation and sick days, are paid in full by Tier Chicago Party to the appropriate contracting parties or individuals, as the case may be, on a monthly basis, and as of the date hereof there is no outstanding liability except for the current month, and as of the Closing Date all amounts which have accrued will have been paid in full, or will be paid as soon thereafter as is reasonably practicable, other than amounts attributable to employees under the Engineers Union Contract for accrued vacation and sick days which are currently not yet due and payable and which will not be due and payable as of the Closing. There are no labor disputes pending, nor to Seller’s knowledge, contemplated pertaining to the operation or maintenance of the Premises, or any part thereof. Seller has no employees. There are no contracts or agreements, either written or oral with any person which would require Buyer to employ any person after the date hereof.
5.3    Service Contracts and Construction Contracts.
5.3.1    Service Contracts and Management and Leasing Agreements. Exhibit C-1 attached hereto is a list of all existing service, equipment, supply and maintenance contracts with respect to or affecting each Property (the “Service Contracts”), and except as stated on Exhibit C-1 each of such Service Contracts is terminable at will without penalty or cancellation fee upon no more than thirty (30) days’ notice, and Seller has provided, or made available to, Buyer true, correct and complete copies of the Service Contracts. No written notice of default or breach by Seller in the terms of any of such Service Contracts has been received by Seller. Seller has performed, and at Closing shall have performed, all material obligations which it has under said Service Contracts. Those Service Contracts designated with an “A” on Exhibit C-1 either shall be assumed by Buyer at Closing (the “Assumed Service Contracts”) or Buyer may elect to notify Seller in writing prior to the Inspection Period Expiration Date that Buyer elects to terminate any such Assumed Service Contract as of the Closing Date, in which event Buyer shall be responsible for the applicable termination fees. It is further agreed that at or prior to Closing and at Tier Chicago Party’s sole cost and expense, Tier Chicago Party shall as a closing condition precedent: (a) terminate, effective as of the Closing Date, the sub-contractor providing security services to the Chicago Property pursuant to a Union Subcontract but shall not be required to terminate the Security Union Contract (such Union Subcontract for security services constituting a Designated Service Contract [defined below] hereunder), and in terminating such Union Subcontract shall pay in full all Union Wages and Benefits (as defined in Section 14.1.10) accrued thereunder rather than prorating the same under Section 14.1.10 as of the Closing Date or as soon thereafter as is reasonably practicable; and (b) if RREEF Chicago Party elects to terminate any Union Subcontracts covering the janitorial or engineering services at the Chicago Property, in accordance with this Section, terminate such Union Subcontract(s), but in doing it shall not be required to terminate the Janitorial Union Contract and/or the Engineer Union Contract (in which event such terminated Union Subcontract(s) shall constitute one or more Designated Service Contracts hereunder), effective as of the Closing Date, and pay in full all Union Wages and Benefits accrued under the Janitorial Union Contract and/or the Engineer Union Contract as of the Closing Date or as soon thereafter as is reasonably practicable, provided that with respect to the Engineer Service Contract, any amounts attributable to accrued benefits thereunder that are not yet due and payable as of the Closing Date shall be paid or credited by Tier Chicago Party in accordance with Section 14.1.10 below. If any of the Service Contracts shall be terminated consistent with this Agreement, such termination shall not affect any obligation of Buyer under this Agreement to become bound by the BOMA-Chicago Agreements following Closing. Prior to the Inspection Period Expiration Date, Buyer shall notify Seller in writing of any other Service Contracts, other than the Assumed Service Contracts and the Union Subcontracts, which Buyer elects to have terminated as of the Closing Date (such other Service Contracts being included as “Designated Service Contracts”), and at or prior to Closing, Seller, at its sole cost and expense, shall cause the Designated Service Contracts to be terminated without any liability or expense to Buyer. In addition, at or prior to Closing, Tier Chicago Party shall, at Tier Chicago Party’s sole cost and expense, terminate any property management agreement as it relates to the Chicago Property. All other management and leasing agreements shall be terminated by Seller on or before the Closing Date.
5.3.2    Contracts Regarding Alterations and Repairs. Exhibit C-2 attached hereto is a list of all existing construction contracts, architect’s, engineer’s, consulting and other agreements with respect to or affecting the Alterations and Repairs (the “Alteration Contracts”). Exhibit C-3 is a list of all of the plans and specifications prepared in connection with the Alteration and Repairs (the “Alteration Plans”). Seller has provided, or made available to, Buyer true, correct and complete copies of the Alteration Contracts and Alterations Plans. No written notice of default or breach by Seller or any other party in the terms of any of the Alteration Contracts has been given or received by Seller. Seller has performed, and at Closing shall have performed, all material obligations which it has under the Alterations Contracts.
5.4    Condemnation. There is no condemnation or eminent domain proceeding pending with regard to any part of the Property, and to Seller’s knowledge, no such proceedings are proposed.
5.5    No Lawsuits. Except as set forth on Exhibit D (“Existing Litigation”), there are no claims, lawsuits or proceedings pending, or to Seller’s knowledge, threatened against or relating to each Property in any court or before any governmental agency. Notwithstanding anything in this Agreement to the contrary, (a) tax protests for years prior to 2013 with respect to the Chicago Property and for years prior to 2014 for the Dallas Property shall not be considered Existing Litigation and may be pursued by the applicable Seller, and (b) the filing or threatened filing of any claim, lawsuit or proceeding described in this Section 5.5 after the effective date of this Agreement (“Additional Litigation”) shall not count towards the calculation of a “Material” breach of a representation or warranty hereunder so long as (i) Seller promptly notifies Buyer of such Additional Litigation pursuant to Section 4.6(vii) hereof, and (ii) such Additional Litigation is a claim covered by Seller’s insurance and the insurer has accepted the defense and indemnity of such claim, without reservation.

5.6    No Tax Assessments. There are no public improvements in the nature of off‑site improvements, or otherwise, which have been ordered to be made and/or which have not heretofore been assessed, and, to Seller’s knowledge, there are no special or general assessments currently affecting or pending against the Property, except as may be set forth in the Title Commitment.
5.7    Leases. Other than as set forth on Exhibit E (the “Lease Schedule”), there are no oral or written Leases or rights of occupancy or subleases or licenses or grants or claims of right, title or interest in any portion of the Premises or any side agreements relating thereto as of the effective date hereof. The Rent Roll attached hereto as Exhibit F‑1 (the “Rent Roll”) is true, correct and complete in all material respects as of the Effective Date. The Lease Schedule contains, among other things, a true and complete list of all Leases, including all amendments, escrow agreements and guarantees related thereto, and Seller has made available to Buyer for Buyer’s review in the online data room maintained by Seller or delivered to Buyer, true and complete and accurate copies of all Leases set forth on the Lease Schedule. Except as set forth on Exhibit F‑3 hereto, Seller has not received any written notices from any of the tenants under the Leases asserting that Seller is in default in any material respects under any of the respective Leases (other than defaults which have been cured). Except as set forth on Exhibit F‑3 hereto and on the Delinquency Report (defined on Exhibit H), Seller has not delivered any written notices to any of the tenants under the Leases asserting that any event of default has occurred under any of the respective Leases (other than defaults which have been cured). To Seller’s knowledge and except as set forth in the Rent Roll or Exhibit F‑3 hereto, (i) the Leases are in full force and effect, and (ii) no base rent has been prepaid under any of the Leases more than thirty (30) days in advance. To Seller’s knowledge, except as may be set forth on Exhibit F‑2 hereto, no tenant is entitled to any agreed rent credit, free rent or any claim or offset against the rent payable by it under its Lease. As of the Effective Date, there are no Lease Expenses (as hereinafter defined) now due or which could become due under Existing Leases or the New Lease (as hereinafter defined) except for those Lease Expenses set forth on Exhibit F‑2 hereto (which Seller shall credit to Buyer in accordance with Section 14.1.9). The Rent Roll and the Delinquency Report are those used in the normal course of Seller’s business.
5.8    Compliance with Law.
5.8.1    To Seller’s knowledge, Seller has received no written notice alleging that the Property is in violation of applicable laws, rules or regulations except for either (a) violations including, without limitation, those violations listed on Exhibit K attached hereto, which have been remedied by the Closing Date, and (b) if not remedied by the Closing Date, for which Seller has agreed to give a credit against the Purchase Price pursuant to Section 14.4 of this Agreement in an amount equal to the Code Violation Credit (as hereinafter defined).
5.8.2    Except as set forth in any environmental report delivered in connection with the Diligence Materials (as hereinafter defined) (the “Report”), to Seller’s knowledge, which knowledge is based on the Report and any other environmental report in Seller’s possession or control and any notices received thereafter, there are no Hazardous Substances (defined below) and no Hazardous Wastes (defined below) are present on the Property including, without limitation, asbestos, flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants, pollution, contaminant, polychlorinated biphenyls (“PCBs”), urea formaldehyde foam insulation, radon, corrosive, irritant, biologically infectious materials, petroleum product, garbage, refuse, sludge, hazardous or waste materials (other than cleaning materials and office supplies used by Seller or tenants in the ordinary course of their respective businesses). To Seller’s knowledge, Seller has not been identified in any litigation, administrative proceeding or investigation as a responsible party or potentially responsible party for any liability for clean‑up costs, natural resource damages or other damages or liability for prior disposal or release of Hazardous Substances, Hazardous Wastes or other environmental pollutants or contaminants at the Property, and to Seller’s knowledge, no lien or super lien has been recorded, filed or otherwise asserted against any real or personal property of Seller for any clean‑up costs or other responses costs incurred in connection with any environmental contamination that is attributable, in whole or in part, to Seller. For purposes of this Agreement, “Hazardous Substances” means those elements and compounds which are designated as such in Section 101(14) of the Comprehensive Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Section 9601 (14), as amended, all petroleum products and by‑products, and any other hazardous substances as that term may be further defined in any and all applicable federal, state and local laws; and “Hazardous Wastes” means any hazardous waste, residential or household waste, solid waste, or other waste as defined in applicable federal, state and local laws. Except as otherwise disclosed by Seller, Seller has not received any summons, citation, directive, letter or other communication, written or oral, from any governmental or quasi‑governmental authority concerning any intentional or unintentional action or omission on Seller’s part which (a) resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes at the Property, or (b) related in any way to the generation, storage, transport, treatment or disposal of Hazardous Substances or Hazardous Wastes by Seller at the Property. There are no underground storage tanks on the Premises and to Seller’s knowledge, no underground storage tank has been removed from the Premises by Seller or Seller’s predecessor in title.
5.9    No Brokers. Except as set forth on Exhibit F‑2 hereto, no brokerage or leasing commission or other compensation is now, or will at Closing be, due or payable to any person, firm, corporation, or other entity with respect to or on account of any of the Leases, or any extensions or renewals thereof.
5.10    All Taxes and Assessments Paid. Seller will have paid prior to Closing, all taxes and assessments then due and payable.

5.11    FIRPTA. Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended (the “Code”).
5.12    Mechanic’s Liens. Except pursuant to Leases entered into pursuant to Section 4.3 and Alterations and Repairs described on Exhibit I hereto and the routine maintenance and repair obligations of Seller as landlord under the Leases at the Property, no work has been performed or is in progress at, and no materials have been furnished to the Property which, though not presently the subject of, might give rise to construction, mechanic’s, materialmen’s, municipal or other liens against the Property or any portion thereof, except that for which full and complete releases have been obtained. If any lien for any such work is filed before or after Closing, Seller shall promptly discharge the same.
5.13    Patriot Act. To Seller’s knowledge, (a) Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”); and (b) Seller (i) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), and (ii) is not a Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
5.14    No Rights of First Refusal or Rights to Purchase. To Seller’s knowledge, no party has any right of first refusal, option or other right to purchase the Property. Other than Buyer pursuant to this Agreement, Seller has not entered into any written agreement, which agreement remains in effect on the date hereof, providing for a sale of the Property, or the grant of any right of first refusal, option or other right to purchase the Property, to any person or entity.
5.15    Diligence Materials. To Seller’s knowledge, the Diligence Materials (defined in Section 7.3 below) delivered or made available to Buyer pursuant to Section 7.3 below are true, correct and complete copies of those in Seller’s possession or control.
5.16    Easement and Operating Agreements. To Seller’s knowledge, with respect to the Chicago Property, Seller has delivered true, correct and complete copies of the Easement and Operating Agreements (as defined in Section 12.2.1.14 below), all amendments and all Seller’s files in its possession pertaining thereto, the Easement and Operating Agreements are in full force and effect, and subject to the matters disclosed in correspondence with CUSCO (defined below) that was included in the Diligence Materials, Seller is not in default under any of the Easement and Operating Agreements.

5.17    Parking Easement. To Seller’s knowledge, with respect to the Chicago Property, Seller has delivered (or made available to Buyer on a website or at the Property) true, correct and complete copies of the Parking Easement (as defined in Section 12.2.1.15 below), all amendments and all Seller’s files in its possession pertaining thereto, the Parking Easement is in full force and effect, and Seller as grantee thereunder is not in default under the Parking Easement.
Except as expressly set forth in this Agreement and in any document executed and delivered by Seller to Buyer at Closing (“Seller’s Closing Documents”), Seller has not made and does not hereby make any representations, warranties or other statements as to the condition of the Property and Buyer acknowledges that at Closing it is purchasing the Property on an “AS IS, WHERE IS” basis and without relying on any representations and warranties of any kind whatsoever, express or implied, from Seller, its agents or brokers as to any matters concerning the Property. Except as expressly set forth in this Agreement and in any of Seller’s Closing Documents, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any member, partner, officer, person, firm, agent or representative acting or purporting to act on behalf of Seller as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Schedules and Exhibits hereto annexed and Seller’s Closing Documents, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement, the Schedules and Exhibits annexed hereto or Seller’s Closing Documents. Buyer acknowledges that Seller has requested Buyer to inspect fully the Property and investigate all matters relevant thereto and, with respect to the condition of the Property, to rely solely upon the results of Buyer’s own inspections or other information obtained or otherwise available to Buyer, rather than any information that may have been provided by Seller to Buyer. The phrase “to Seller’s knowledge” or any similar knowledge qualification shall be deemed to mean, and shall be limited to, the actual knowledge (as distinguished from implied, constructive or imputed knowledge) of (a) with respect to the Chicago Property, Mike Reilly, property manager for the Chicago Property, and Michele Langenberg, Tier Chicago Party’s Asset Manager for the Chicago Property and (b) with respect to the Dallas Property, Kim Boudreau, RREEF Dallas Party’s Asset Manager for the Dallas Property (collectively, as applicable to the Chicago Property or the Dallas Property, “Seller’s Representatives”), and, except for due inquiry by RREEF Dallas Party’s Asset Manager with the property manager for the Dallas Property, without such person having made or having any obligation to make any independent inquiry or investigation. Buyer agrees that no Seller’s Representative shall have any personal liability arising out of any representations or warranties made hereunder. The continued accuracy in all material respects of Seller’s representations and warranties is a condition precedent to Buyer’s obligation to close. In the event that on or prior to Closing Seller becomes aware that any of such representations and warranties are not correct, Seller shall promptly notify Buyer of such inaccuracy. If any representation or warranty above is known by Buyer prior to Closing to be untrue, Buyer shall immediately notify Seller of Buyer’s discovery thereof, or in the event Seller notifies Buyer that any representation or warranty of Seller has become untrue on or before the Closing Date, including, without limitation, by delivering the Representation Certificate (as hereinafter defined) at Closing, and if any breach of a representation or warranty (other than a Payment Default, which is defined in and governed by Section 13.1(a)) is not remedied by Seller prior to Closing and such breach is Material (as hereinafter defined), Buyer, may as Buyer’s sole and exclusive remedy, either (i) terminate this Agreement pursuant to Section 13.1(i) hereof whereupon the Deposit shall be refunded to Buyer and if the representation and warranty was untrue when made or if it becomes untrue as a result of Seller’s breach of its covenants and obligations under this Agreement, Buyer shall be entitled to receive its Transaction Costs (as defined in Section 13.3) from Seller and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations which survive termination, or (ii) waive its objections and close the transaction pursuant to Section 13.1(iii), without any reduction in the Purchase Price and without Seller being liable thereafter to Buyer for any such breach of a representation or warranty known by Buyer to be untrue on or before the Closing Date. A breach of a representation or warranty by Seller for purposes of this Section and Section 13.1 is deemed “Material” only if in the good faith reasonable judgment of Buyer, it (either individually or in combination with other breaches) could reasonably be expected to result in Buyer incurring losses, damages, (including, without limitation, a diminution in value of the Property) liabilities, fees (including, without limitation, reasonable attorneys’ fees and costs), costs and expenses (including, without limitation, any costs and expenses Buyer may be required to pay, to cure, remedy or otherwise resolve such breach) of more than $1,000,000 with respect to the Chicago Property and $200,000 with respect to the Dallas Property; provided, however, that if a particular representation or warranty is already qualified by the word “material” or the phrase “in all material respects” or similar phrases, then for the purposes of determining whether a breach is “Material” such materiality qualification shall be deleted therefrom. If the cost to cure any one or more of the breaches is not “Material” and Seller does not agree to cure the same, Buyer and Seller shall be obligated to consummate the transaction, the cost to cure, to the extent reasonably quantifiable, shall be escrowed with the Escrow Agent pursuant to a mutually satisfactory escrow agreement, and Seller shall post-Closing cure the same and be reimbursed from the Escrow Agent for the cost of cure with any remaining amounts held in escrow to be disbursed to Seller. Buyer agrees to deliver to Seller at any time it alleges a Material breach of a representation or warranty reasonable documentation calculating the amount of damages claimed by Buyer as a result of such Material breach.
Buyer hereby represents and warrants to Seller, on the Effective Date and again on the Closing Date, that: (a) subject to Section 22.3, Buyer has all necessary power and authority to enter into this Agreement and to consummate all the transactions contemplated herein; (b) subject to Section 22.3, the individuals executing this Agreement on behalf of Buyer are duly authorized to execute, deliver and perform this Agreement on behalf of Buyer and to bind Buyer; and (c) subject to Section 22.3, this Agreement and all documents to be executed by Buyer and delivered to Seller hereunder (i) are and will be the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, (ii) do not or will not contravene any provision of Buyer’s organizational documents or any existing laws and regulations applicable to Buyer and (iii) will not conflict with or result in a violation of any agreement, instrument, order, writ, judgment or decree to which Buyer is a party or is subject; (d) Buyer is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect of the Orders; and (e) neither Buyer nor, to Buyer’s knowledge, any beneficial owner of Buyer (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other Lists, (ii) is a Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (iii) is owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
6.    POSSESSION. Possession of the Premises is to be given to Buyer, subject to the right of tenants under the Leases on the Closing Date, by delivery of the Deed, and, to the extent in Seller’s possession, all keys, combinations and security codes at Closing.
7.    BUYER’S REVIEW AND APPROVAL OF TITLE AND SURVEY.
7.1    Title Commitment. Within five (5) business days after the effective date of this Agreement, Seller shall deliver to Buyer current title commitments (collectively, the “Title Commitment”) for the Property from the Title Company and copies of all documents listed as exceptions in the Title Commitment. RREEF Dallas Party and Tier Dallas Party agree that the Title Company shall cause Republic Title of Texas, Inc. (“Republic Title”) to issue the Title Commitment and Title Policy for the Dallas Property on behalf of First American Title Insurance Company and that Tier Dallas Party may communicate directly with Republic Title with respect to the Title Objections (as hereinafter defined).
7.1.3    In the event the Title Commitment, as updated to Closing, or the Survey identifies any title exceptions or defects in title that are unacceptable to Buyer (“Title

Objections”), Buyer shall notify Seller thereof within ten (10) days after Buyer’s receipt of the Title Commitment, copies of such exception documents and Survey, and Seller shall elect, by written notice to Buyer within five (5) business days of Buyer’s notice, whether to correct such defects prior to Closing. If Seller fails to timely respond to any Title Objection(s), Seller shall be deemed to have notified Buyer that Seller has elected not to cure the Title Objection(s) in question. In the event Seller cannot correct such defects by Closing or chooses not to correct (or is deemed to have elected not to correct) such defects, then Buyer may accept title with such defect without abatement or reduction of Purchase Price or Buyer may cancel this Agreement and receive a full refund of the Deposit being held by Escrow Agent. Notwithstanding anything herein to the contrary, at or prior to Closing, Seller, at its expense, shall (i) release any mortgage lien secured by the Premises and all related financing statements and other instruments related to such financing, (ii) release any tax liens relating to the Property, (iii) release any lien or encumbrance arising out of the acts or omissions of Seller or its agents or employees, (iv) release or cause the Title Company to insure over (pursuant to an endorsement to the Title Policy reasonably satisfactory to Buyer) or delete from the Title Policy any actual or possible mechanic’s lien, if any, arising from the Alterations and Repairs, any work performed at the request of Seller pursuant to a written agreement with Seller or which arises from work for which Seller is obligated to pay under a Lease, and (v) satisfy all matters on Part I of Schedule B to the Title Commitment applicable to the Chicago Property and Schedule C of the Title Commitment applicable to the Dallas Property that are applicable to Seller (all of the foregoing being herein collectively referred to as “Mandatory Cure Items”), and if Seller is unable or unwilling to remove any Mandatory Cure Items, Buyer may discharge the same at Closing and deduct the cost to do so from the Purchase Price and Seller shall cooperate with Buyer in doing so. As used herein, the term “Permitted Exceptions” means all matters shown in Schedule B to the Title Commitment or on the Survey with respect to which Buyer does not make a timely Title Objection, except (i) those matters, if any, that Seller has agreed in writing to cure prior to Closing or which are waived by Buyer in accordance with this Section 7.1.1, and (ii) the Mandatory Cure Items.
7.2    Survey. Within three (3) business days after the date of this Agreement, Seller shall deliver to Buyer any historic survey of the Premises in Seller’s possession or control, and, Buyer, at Buyer’s sole cost and expense, may order an updated survey (the “Survey”), prepared by a duly licensed land surveyor acceptable to Buyer.
7.3    Physical and Financial Inspection. Seller has provided, or will provide within five (5) business days after the effective date hereof, to Buyer the materials described on Exhibit H hereto to the extent within Seller’s possession or control (the “Diligence Materials”), which Diligence Materials may be provided by access to a website or made available at the Property. Separate and apart from the Diligence Materials, Seller will provide Buyer with a lease option schedule, provided that Seller makes no representation or warranty as to the truth, accuracy or completeness of such lease option schedule and that any reliance on or use of the lease option schedule shall be at the sole risk of Buyer. For a period (the “Inspection Period”) commencing on the effective date hereof and expiring at 5:00 p.m. (Central time) on November 3, 2014 (such date is herein referred to as the “Inspection Period Expiration Date”), Buyer shall have the right to perform a physical and mechanical inspection, measurement and audit of the Property and an inspection of all books and records and financial information pertaining thereto and to perform such other studies and evaluations to determine the suitability of the Property for Buyer’s needs, and Seller shall cooperate with Buyer and shall furnish to Buyer such information, materials and documents as Buyer may reasonably request. The inspection, audit and measurement of the Property’s operation, condition and maintenance shall include, without limitation, such environmental and engineering inspections, reviews and assessments that Buyer deems appropriate; however, Buyer shall not conduct any physically destructive or invasive testing without Seller’s prior written consent. If Buyer, at Buyer’s sole and absolute discretion, shall find such inspection(s), studies or evaluations to be unsatisfactory for any reason whatsoever or no reason, Buyer shall have the right, at its option, to terminate this Agreement on or before the Inspection Period Expiration Date, and upon such termination, the Deposit shall be immediately refunded to the Buyer, and thereupon the parties hereto shall have no further liabilities one to the other with respect to the subject matter of this Agreement, except for the provisions of this Agreement which expressly survive a termination hereof. In addition, promptly after the termination of this Agreement, Buyer shall return the Due Diligence Materials to Seller that are in Buyer’s possession or control. Upon the expiration of the Inspection Period, if Buyer has not terminated this Agreement under this Section 7.3, Buyer shall be deemed to have waived its right to terminate this Agreement under this Section 7.3; provided, however, that Buyer shall thereafter continue to have the right to terminate this Agreement in Buyer’s sole and absolute discretion as provided elsewhere in this Agreement. Buyer agrees that it shall not unreasonably interfere with tenants in performing its inspection. Buyer shall perform, and shall cause its agents, employees, and contractors to perform, all inspections and reviews of the Property so as to minimize any damage, loss, cost, or expense to, or claims against Seller or the Property. Buyer agrees not to contact any tenant or CUSCO without prior notice to Seller, and Seller or its designated representative shall have the right to be present during tenant and CUSCO interviews. If Buyer elects (or is deemed to have elected) to proceed with the Agreement after the Inspection Period, Buyer shall continue to have the right to access the Property and contact tenants of the Property and CUSCO as provided in this Section unless and until this Agreement is terminated as provided elsewhere in this Agreement.
7.4    Tier Disclosures. Within three (3) business days of delivery of the date of this Agreement, Tier Dallas Party and Tier Chicago Party shall complete and deliver to RREEF Dallas Party and RREEF Chicago Party the Counterparty Identification Form attached hereto as Exhibit L.
8.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Seller set forth herein shall survive the Closing and delivery of the deed for a period of one (1) year from the Closing Date, and on such one (1) year anniversary, such representations and warranties shall be deemed to have merged into the Deed unless a claim has been filed against the party allegedly breaching any such representation and warranty within such one (1) year survival period.
9.    FIRE OR OTHER CASUALTY.
9.1    Maintain Insurance. Seller shall maintain in effect until the Closing Date the insurance policies (or like policies) now in effect with respect to the Premises and Personal Property. Within five (5) business days of the date of this Agreement, Seller shall deliver to Buyer an endorsement to Seller’s property insurance for the Property naming Buyer as Contract of Sale Loss Payee.
9.2    Minimal Damage. If prior to the Closing Date any portion of the Premises is damaged or destroyed by fire or other casualty, that is not a Major Casualty (as hereinafter defined), this Agreement shall remain in force and Seller shall commence to repair any such damage prior to Closing, if possible.
9.3    Substantial Damage. If prior to the Closing Date any portion of the Premises is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be more than (a) $3,100,000.00 with respect to the Chicago Property and (b) $630,000.00 with respect to the Dallas Property (each as determined by an adjuster reasonably satisfactory to Buyer) or as a result of such damage or destruction, one or more tenants shall have the right to terminate their Lease or such damage or destruction is not insured under Seller’s insurance policies (a “Major Casualty”), Buyer may, in any event, within thirty (30) days after receipt of notice of said damage or destruction resulting in a Major Casualty, terminate this Agreement by giving written notice thereof to Seller, and if this Agreement is so terminated, then the Deposit shall be immediately refunded to Buyer, and thereafter neither party shall have any further liability hereunder thereafter, except for the provisions hereof which expressly survive a termination of this Agreement. If Buyer does not so terminate this Agreement, it shall remain in full force and effect, and the provisions of Section 9.4 below shall apply.
9.4    Closing After Substantial Damage. So long as this Agreement shall remain in force under Section 9.2 or 9.3, then (i) all proceeds of insurance collected prior to Closing, plus the amount of deductible under Seller’s insurance policy, shall be adjusted subject to Buyer’s reasonable approval and participation in any adjustment, and shall be credited to Buyer against the Purchase Price payable by Buyer at Closing, and (ii) all unpaid claims and rights in connection with losses shall be assigned to Buyer at Closing. The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall be paid to Buyer pursuant to the Contract of Sale Loss Payee endorsement to Seller’s property insurance obtained by Seller pursuant to Section 9.1 above.

10.    CONDEMNATION. If, prior to the Closing Date, all or any portion of the Premises is taken by eminent domain or a notice or threat of any eminent domain proceedings with respect to the Premises or any part thereof is received by the Seller, then Seller shall within five (5) days thereafter give notice thereof to Buyer and Buyer shall have the option to (a) complete the purchase hereunder or (b) if such taking materially and adversely affects the operation of the Premises or if taken would allow any tenant to terminate its Lease, terminate this Agreement, in which event the Deposit shall be immediately refunded to Buyer, and this Agreement shall be null and void, except for the provisions hereof which expressly survive a termination hereof. Buyer shall deliver written notice of its election to the Seller within the earlier of (i) twenty (20) days after the date upon which the Buyer receives written notice of such eminent domain proceedings or (ii) the Closing Date. If notice of condemnation is received by Buyer and it fails to deliver said written notice of its election within said time period, such failure shall constitute a waiver by Buyer of its right to terminate this Agreement. If this Agreement is not so terminated, Buyer shall be entitled to all awards or damages by reason of any exercise of the power of eminent domain or condemnation with respect to or for the taking of the Premises or any portion thereof upon Closing. Any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings shall be conducted with the joint approval and consent of the Seller and the Buyer.
11.    EXPENSE ALLOCATIONS.
1)    Buyer shall pay for all recording charges for the Deed and any financing documents relating to Buyer’s financing, any endorsements to the Title Policy, including, with respect to the Dallas Property, an Area & Boundary Amendment or other Survey Endorsement amending the printed exception as to area and boundary, etc., to eliminate all save and except to shortages in area, any update of the Survey and any other costs incurred by Buyer in connection with its inspection of the Property.
(1)    Seller shall pay for the basic premium for the Title Policy (including the extended coverage endorsement and endorsements to cure Title Objections other than those endorsements that are Buyer’s responsibility as provided in Section 11.1) and any recording fees for the release of liens released by Seller and documents required to effect any cure of Title Objections that Seller has elected to or is obligated to cure in accordance with this Agreement.
(1)    Tier Chicago Party shall pay all State of Illinois (currently at a rate of $1.00 per $1,000 of the Purchase Price), and Cook County (currently at the rate of $0.50 per $1,000 of the Purchase Price) real estate transfer taxes and the “CTA Portion” of the City of Chicago real estate transfer taxes (currently at the rate of $3.00 per $1,000 of the full purchase price for the Chicago Property), and RREEF Chicago Party shall pay all City of Chicago real estate transfer taxes (currently at the rate of $7.50 per $1,000 of the full purchase price for the Chicago Property) (other than the “CTA Portion” of the City of Chicago real estate transfer taxes).

(1)    Buyer and Seller shall be responsible for paying their own attorney’s fees in connection with this transaction.
(1)    Seller shall pay all fees necessary to effectuate the assignment and transfer of any Personal Property to Buyer.
(1)    Notwithstanding anything in this Agreement to the contrary, to the extent any termination payment is payable pursuant to any of the Leases after the Closing Date, then Seller shall be entitled to receive such termination payment and Buyer shall have no right to receive any portion of such termination payment if, but only if, a termination notice has been sent to Seller prior to the Effective Date.
12.    CLOSING.
12.1    Time and Date and Place. The Closing on the sale of the Property (herein referred to as the “Closing”) shall take place on the later of the date that is (a) twenty (20) business days after expiration of the Inspection Period, and (b) three (3) business days after the date on which all conditions precedent to Buyer’s obligation to consummate the transaction contemplated in this Agreement shall have been satisfied, but in any event the Closing shall occur no later than December 9, 2014 (the “Closing Date”), subject to extensions expressly permitted herein, at the offices of the Title Company, commencing at 10:00 a.m. or at such other location and time as may be required by Buyer’s lender, or by an escrow closing or by mail if mutually agreed upon by Buyer, Seller and Title Company.
12.2    Documents. At Closing, the parties indicated shall simultaneously execute and deliver the following:
12.2.1    Seller’s Documents and Other Items. Seller shall execute and deliver or cause to be executed and delivered to Buyer in proper form for recording:
12.2.1.1    Deed and Assignments. A Special Warranty Deed prepared by Seller’s counsel in form reasonably acceptable to Buyer (the “Deed”), conveying the Premises to Buyer, duly executed by Seller for recording, together with a water certification from the City of Chicago with respect to the Chicago Property. The Deed description shall be based upon the metes and bounds description attached as Exhibit A with respect to the Chicago Property and Exhibit B with respect to the Dallas Property (as the same may be modified by any update to the Survey obtained by Buyer).
12.2.1.2    Bill of Sale. A bill of sale prepared by Seller’s counsel in form reasonably acceptable to Buyer, assigning, conveying and transferring to Buyer, all of the Personal Property, free and clear of all liens, encumbrances and interests whatsoever.

12.2.1.3    Evidence of Payment and Completion of Alterations and Repairs. Seller shall deliver to Buyer full and complete lien releases (or if acceptable to the Title Company in order to issue Buyer’s title to the Premises as set forth in Section 3, partial lien releases) for all Alterations and Repairs.
12.2.1.4    Original Licenses, Contract Documents and Other Personal Property. All original Leases and Licenses, Contract Documents, and other Personal Property described in Section 1.2 of this Agreement, together with all necessary consents to the assignment and transfer thereof.
12.2.1.5    Assignment of Licenses, Contract Documents and Other Personal Property. An assignment agreement prepared by Seller’s counsel, in form reasonably acceptable to Buyer, assigning, conveying and transferring to Buyer the Leases, the New Lease, the Licenses, Contract Documents, Assumed Service Contracts and other Personal Property. Such assignment shall provide that Buyer will assume all of Seller’s obligations first arising and accruing from and after the Closing Date under the Leases and Assumed Service Contracts, and Seller shall be responsible for all of Seller’s obligations thereunder accruing prior to the Closing Date.
12.2.1.6    FIRPTA and Certificates Required by Law. A certificate of “non‑foreign status” pursuant to Section 1445 of the Code and the Treasury Regulations thereunder.
12.2.1.7    Title Insurance Certificates and Transfer Tax Documents. Such affidavits of title, GAP undertakings or other certifications as shall be reasonably required by the Title Company to insure Buyer’s title to the Premises as set forth in Section 3 and to enable the Title Company to issue the Title Policies. Counterparts of real estate transfer declarations, disclosures or forms.
12.2.1.8    Seller Certificate. A written certification confirming that as of Closing whether any representation or warranty of Seller contained in this Agreement is untrue (the “Representation Certificate”); provided, however, that if the Representation Certificate discloses that any representation or warranty has become untrue on or before the Closing Date and such breach is Material, then the parties shall have the rights set forth in the penultimate paragraph of Section 5 of this Agreement.
12.2.1.9    Rent Roll and Delinquency Report. A current Rent Roll and a current Delinquency Report, each certified by Seller as true, correct and complete in all material respects;
12.2.1.10    Keys. All keys, combinations and security codes for all locks and security devices on the Property;

12.2.1.11    Tenant Letter. Letters to each tenant advising of the change in ownership and directing the payment of rent to such party as the Buyer shall designate, said letter to be in form reasonably acceptable to Buyer.
12.2.1.12    Seller’s Authority. Proof reasonably satisfactory to the Title Company of Seller’s good standing and authority to enter into this transaction and proof of existence and authority of the general partner of Seller to act on behalf of the Seller as its general partner.
12.2.1.13    Tenant Estoppel. Seller shall use commercially reasonable efforts to obtain and shall deliver to Buyer upon its receipt but no later than three (3) days prior to the Closing, an executed estoppel certificate from each tenant under the Leases, in substantially the form attached as Exhibit G, dated on or after November 1, 2014 and (x) containing no material exceptions or qualifications thereto, (y) disclosing or asserting no material matters that are not set forth in the Lease of such tenant, and (z) disclosing no material events of default by the landlord or tenant under such Lease. An executed tenant estoppel certificate in the form required or permitted by the preceding sentence is herein referred to as an “Acceptable Tenant Estoppel”. Notwithstanding anything contained herein to the contrary, it shall be a condition precedent to the obligation of Buyer to consummate the transaction that is the subject of this Agreement that Seller deliver to Buyer, on or before the Closing (i) Acceptable Tenant Estoppels executed by each of the tenants leasing more than (A) 30,000 rentable square feet with respect to the Chicago Property, and (B) 5,000 rentable square feet with respect to the Dallas Property (“Required Major Tenants”); and (ii) Acceptable Tenant Estoppels executed by tenants leasing (including the Required Major Tenants) eighty percent (80%) of the leased portions of rentable square footage of the Premises; provided, however, that in lieu of furnishing to Buyer a Tenant Estoppel from any tenant, Seller may, at Seller’s sole option, execute and deliver to Buyer a certificate as to the matters set forth in Exhibit G hereto for any Lease which is not a Required Major Tenant and so long as any such Seller estoppel does not cover Leases comprising more than 5% of the rentable square footage of the Premises in the aggregate (the foregoing condition being herein referred to as the “Tenant Estoppel Condition”). If Seller is unable to satisfy the Tenant Estoppel Condition on or before the Closing Date, then Buyer may, not later than the Closing, elect (in a written notice directed to Seller) one of the following: (1) to waive the Tenant Estoppel Condition, or (2) to extend the Closing Date to a date designated in Buyer’s written notice to Seller, but in no event shall the Closing Date be extended later than December 17, 2014, to allow Seller more time to satisfy the Tenant Estoppel Condition. If Buyer elects to extend the Closing Date pursuant to clause (2) of the preceding sentence and the Tenant Estoppel Condition is still not fulfilled on or before the expiration of the extension period, then, in Buyer’s sole and absolute discretion, Buyer may elect the option set forth in clause (1) of the preceding sentence or Buyer may elect to terminate this Agreement, in which event all of the Deposit shall be returned to Buyer. The failure of Seller to obtain any Tenant Estoppel (or the refusal of Seller to correct any claimed default by landlord under a Lease) shall not be and shall not be deemed to be a breach of or default under this Agreement. Within ten (10) business days after the Effective Date hereof, Seller shall prepare the tenant estoppel certificates and the parties shall agree on the information to be inserted into the form tenant estoppel certificate for each tenant under a Lease. Seller shall provide the completed tenant estoppel certificates to the tenants by not later than the first business day immediately following the Inspection Period Expiration Date if this Agreement is not terminated under Section 7.3 above. Seller shall deliver each tenant estoppel received by Seller to Buyer promptly following Seller’s receipt thereof and in accordance with the deadlines set forth in this Section. Seller shall have no obligation to amend any Lease or to provide any concession, service or payment, reimbursement or other consideration to any tenant in connection with Seller’s efforts to obtain Acceptable Tenant Estoppels.
12.2.1.14    CUSCO Estoppels; Condition. Tier Chicago Party shall use commercially reasonable efforts to obtain and deliver to Buyer upon receipt but no later than three (3) days prior to Closing, estoppel letters executed by CUSCO generally in the form of Exhibit J hereto (the “Form CUSCO Estoppel”) and (i) containing no material qualifications or exceptions to the Form CUSCO Estoppel except as may be approved by RREEF Chicago Party, (ii) disclosing no events of default under the Easements and Operating Agreements (as hereinafter defined) by the parties thereunder and (iii) containing no changes to the work described on Exhibit B attached to the Form CUSCO Estoppel except as may be approved by RREEF Chicago Party. Seller shall deliver the Form CUSCO Estoppel to CUSCO by not later than two (2) business days after the Effective Date and shall promptly arrange a meeting with CUSCO’s representatives, Buyer’s representatives and Seller’s representatives. The term “Easements and Operating Agreements” shall mean (i) that certain Easement and Operating Agreement, dated as of April 19, 1989, between CUSCO and Seller’s predecessor in interest to Tier Chicago Party (“Prior Owner”) and recorded as document 89173341, as amended by that certain Lease Consolidation, Assignment and Amendment and Easement and Operating Agreement Amendment dated as of September 1, 1998, between CUSCO and Prior Owner, and recorded as document 998206666, as amended by that certain Supplement to Easement and Operating Agreement dated as of October 10, 2001, and recorded as document 0010994188, and (ii) that certain Easement and Operating Agreement, dated as of October 10, 2001, between CUSCO and Prior Owner and recorded as document 0010994189, as amended by that certain letter agreement dated as of June 2, 2004, and (iii) the “Master Lease” referenced in the documents described in clauses (i) and (ii) above. It shall be a condition precedent to the obligation of Buyer to consummate the transaction that is the subject of this Agreement that all of the following shall have been satisfied prior to the Closing: (A) Seller shall deliver to Buyer, on or before Closing, the estoppel letters described in this Section 12.2.1.14 (the “CUSCO Estoppel Certificate”) and Buyer shall have approved all matters disclosed in the CUSCO Estoppel Certificate in Buyer’s sole and absolute discretion; and (B) Seller and Buyer shall agree in writing on the scope of the repairs and other work disclosed in the CUSCO Estoppel Certificate (the “CUSCO Work”) and the cost (the “CUSCO Work Cost”) necessary to complete the CUSCO Work, which such CUSCO Work shall be completed by Buyer after the Closing; and (C) Seller, Buyer and Escrowee shall have entered into a mutually satisfactory escrow agreement establishing a construction escrow with the Escrowee into which proceeds of the Purchase Price in the amount of 110% of the CUSCO Work Cost shall be deposited at Closing and disbursed by Escrowee to Buyer or Buyer’s contractors on a post-Closing basis for the payment of the CUSCO Work Cost, (collectively, the “CUSCO Estoppel Condition”). Seller and Buyer will engage Carl Walker, Inc. (the “Consultant”) to provide consultation services to assist Seller and Buyer to determine the CUSCO Work and CUSCO Work Cost on an “open book” basis; provided no determination by such consultant shall be binding on Seller or Buyer. Buyer may not change the scope of the CUSCO Work to include work that is not the responsibility of the “Air Rights Owner” under the Easement and Operating Agreements. The cost of the Consultant shall be paid by Seller prior to Closing. Seller shall deliver the CUSCO Estoppel Certificate to Buyer by not later than December 3, 2014. If the CUSCO Estoppel Condition is not satisfied on or before three (3) days prior to the Closing Date, then either Buyer or Seller may, not later than the Closing Date, elect (in a written notice directed to the other party) to extend the Closing Date to a date designated in such party’s written notice to the other party, but in no event shall the Closing Date be extended later than December 31, 2014, to allow Seller more time to satisfy the CUSCO Estoppel Condition unless the parties otherwise mutually agree. If Buyer or Seller elects to extend the Closing Date pursuant to the preceding sentence and the CUSCO Estoppel Condition is still not fulfilled on or before the expiration of the extension period, then Buyer may elect, in Buyer’s sole and absolute discretion, to either waive the CUSCO Estoppel Condition or terminate this Agreement as to both Properties, in which event all of the Deposits shall be returned to Buyer.
12.2.1.15    Parking Easement Estoppel. Tier Chicago Party shall use commercially reasonable efforts to obtain and shall deliver to RREEF Chicago Party upon its receipt but no later than three (3) days prior to the Closing, an executed estoppel certificate from the grantor under that Deed of Easement recorded January 31, 1990 at Document No. 90047309, as amended by that First Amendment recorded October 9, 1990, at Document No. 90491486 (collectively, the “Parking Easement”), in substantially the form attached as Exhibit M hereto, dated on or after November 1, 2014 and (x) containing no material exceptions or qualifications thereto, (y) disclosing or asserting no material matters that are not set forth in the Parking Easement, and (z) disclosing no material events of default by the grantor or grantee under the Parking Easement. An executed estoppel certificate in the form required or permitted by the preceding sentence is herein referred to as an “Acceptable Parking Estoppel”. Notwithstanding anything contained herein to the contrary, it shall be a condition precedent to the obligation of Buyer to consummate the transaction that is the subject of this Agreement that Seller deliver to Buyer, on or before the Closing, an Acceptable Parking Estoppel. If Seller is unable to deliver the Acceptable Parking Estoppel on or before the Closing Date, then Buyer may, not later than the Closing, elect (in a written notice directed to Seller) one of the following: (1) to waive such condition, or (2) to extend the Closing Date to a date designated in Buyer’s written notice to Seller, but in no event shall the Closing Date be extended later than December 17, 2014, to allow Seller more time to deliver the Acceptable Parking Estoppel. If Buyer elects to extend the Closing Date pursuant to clause (2) of the preceding sentence and the Acceptable Parking Estoppel is still not delivered on or before the expiration of the extension period, then, in Buyer’s sole and absolute discretion, Buyer may elect the option set forth in clause (1) of the preceding sentence or Buyer may elect to terminate this Agreement, in which event all of the Deposit shall be returned to Buyer. The failure of Seller to obtain the Acceptable Parking Estoppel (or the refusal of Seller to correct any claimed default by the grantor under the Parking Easement) shall not be and shall not be deemed to be a breach of or default under this Agreement. Seller shall provide the completed estoppel certificate to the grantor thereunder by not later than the first business day immediately following the Inspection Period Expiration Date if this Agreement is not terminated under Section 7.3 above. Seller shall deliver the estoppel received by Seller to Buyer promptly following Seller’s receipt thereof and in accordance with the deadlines set forth in this Section.
12.2.2    Buyer’s Documents. Buyer shall deliver or cause to be delivered to Seller:
12.2.2.1    The amounts required to be paid to Seller pursuant to this Agreement;
12.2.2.2    Confirmation of the existence of Buyer, and the authority of those executing for Buyer, including, without limitation, the following documents issued no earlier than thirty (30) days prior to Closing: a certificate from the secretary (or other governing person) of Buyer confirming the incumbency of the signatories and the current force and effect of the resolution or consent authorizing their execution of the documents required under this Agreement.
12.3    Necessary Documents. Buyer and Seller shall execute and deliver such other documents and instruments as may be reasonably necessary to complete the transaction contemplated by this Agreement, including city, county and state transfer tax declarations or similar instruments, if any, which shall be prepared by Seller prior to Closing which shall disclose the full Purchase Price of each Property.
12.4    Title Policy. It shall be a condition to Buyer’s obligations on the Closing Date that the Title Company shall be ready, willing and able to issue to Buyer the Title Policy for each Property (together, the “Title Policies”), upon the payment of title premiums.
12.5    Union Wages and Benefits. As to the Union Subcontracts the closing conditions precedent set forth in Section 5.3 shall be satisfied. In addition, Tier Chicago Party shall indemnify, defend and hold RREEF Chicago Party harmless for, from and against any and all Union Wages and Benefits and all other costs, damages, liabilities, losses, expenses (including, without limitation, reasonable attorney’s fees) arising out of or relating to the BOMA-Chicago Agreements accrued as of Closing or the effective date of termination, whichever is later, subject to adjustment as provided in Section 14.1.10, but such indemnity shall not cover RREEF Chicago Party for Union Wages and Benefits under the BOMA-Chicago Agreements to the extent such liabilities first accrue after the Closing Date; provided, however, in the event that Tier Chicago Party is unable to effectuate the termination of the Designed Service Contracts under Section 5.3.1 as of the Closing Date despite Tier Chicago Party’s exercise of commercially reasonable efforts to do so and timely delivery of all required termination notices thereunder, RREEF Chicago Party shall be responsible for Union Wages and Benefits first accruing on and after the Closing Date only, to the extent such amounts are not duplicative of those amounts which RREEF Chicago Party is contractually obligated to pay on and after Closing to any other party that provides similar services. The foregoing indemnity shall survive beyond the Closing; provided, however, if Tier Chicago Party delivers an estoppel letter from the appropriate parties that they are not looking to RREEF Chicago Party for any accrued liabilities, such indemnity shall terminate.
13.    DEFAULT; REMEDIES.
13.1    In the event that (a) Seller fails to pay any costs or provide Buyer with any credits as required hereunder on or before the Closing Date (each, a “Payment Default”), (b) any of Seller’s representations or warranties contained in Section 5 of this Agreement were untrue when made or became untrue as a result of a breached by Seller of its covenants and obligations under this Agreement, and such breach is Material (as hereinafter defined) and is not also a Payment Default (in which event subsection (a) above shall govern), (c) Seller has failed to perform in any material respect its covenants contained in this Agreement including, without limitation, a failure of title, other than a Payment Default (which shall be governed by subsection (a) above), on or before the date set forth in this Agreement for the performance thereof and fails to cure such default within five (5) days after written notice of such default, or (d) if any of the conditions precedent to Buyer’s obligation to consummate the transaction contemplated by this Agreement shall have failed to occur (and the failure of any such condition is not attributable to a default by Buyer which has not been cured within the applicable cure period) and Buyer has elected not to waive such condition, then, in any such event Buyer may, at its option, either (i) terminate this Agreement by giving written notice of such termination to Seller and Escrow Agent shall immediately thereafter return to Buyer the portion of the Deposit made by such Buyer (and Escrow Agent shall return the portion of the Deposit made by the defaulting Seller (as Buyer) to such Seller), and thereupon, subject to the provisions of Section 13.3 below, the parties shall have no further liability to each other hereunder, except for the provisions hereof which expressly survive a termination hereof, (ii) in the alternative, but without limiting Buyer’s right upon any default by Seller hereunder to receive the prompt return of the Deposit, Buyer may seek to enforce specific performance of this Agreement, but even if successful, Buyer shall have a right as Seller to terminate the sale of the other Property, in which event the Deposit applicable to such other Property shall be returned to the Buyer thereof, or (iii) waive the default and proceed with the Closing of such Property, but the Seller of the other Property shall have the option (x) to terminate the transaction on the other Property, in which event the Deposit applicable to such other Property shall be returned to the Buyer thereof or (y) proceed with the sale of the other Property in accordance with this Agreement. “Material” as used in this Section 13.1 shall have the meaning as set forth in Section 5. Notwithstanding anything to the contrary set forth herein, in the event of a “Payment Default”, Buyer and Seller shall be obligated to consummate the transaction, the cost to cure shall either be credited against the Purchase Price due at Closing or escrowed with the Escrow Agent and Buyer shall post-Closing cure the same and be reimbursed from the Escrow Agent for the cost of cure with any remaining amounts held in escrow to be disbursed to Seller.
13.2    In recognition that each Seller has remove the Property from the market upon the execution of this Agreement, if this Agreement is not consummated by reason of a Buyer default, the Seller in the defaulting transaction (the “defaulting Transaction”), as its sole and exclusive remedy, shall be entitled to either (i) terminate this Agreement by giving written notice of such termination to the defaulting Buyer and Escrow Agent shall immediately thereafter deliver to the Seller in the defaulting Transaction, as liquidated damages, the portion of the Deposit made by the defaulting Buyer (and Escrow Agent shall return the portion of the Deposit made by the Buyer in the non-defaulting transaction to such Buyer), and thereupon, subject to the provisions of Section 13.3 below, the parties shall have no further liability to each other hereunder, except for the provisions hereof which expressly survive a termination hereof, or (ii) elect to treat the defaulting Transaction as independent and divisible from the non-defaulting transaction (the “non-defaulting Transaction”) and proceed with the non-defaulting Transaction pursuant to the terms and conditions of this Agreement applicable to such non-defaulting Transaction, in which event (w) the terms and conditions hereof relating to the defaulting Transaction shall be terminated (except for the provisions hereof applicable to such defaulting Transaction which expressly survive a termination hereof), (x) the portion of the Deposit made by defaulting Buyer in connection with the defaulting Transaction shall be paid to the Seller in the defaulting Transaction, as liquidated damages, (y) the Seller and Buyer in non-defaulting Transaction shall be obligated to consummate such non-defaulting Transaction and (z) the portion of the Deposit made by the Buyer in the non-defaulting Transaction shall be applied to the Purchase Price in the non-defaulting Transaction. The parties agree that Seller’s damages are difficult to ascertain and that in the event Seller elects to proceed under clause (i) or (ii) above, the Deposit in the event of is a fair approximation of Seller’s damages.
13.3    Buyer’s Out‑of‑Pocket Costs. In the event of a Seller’s breach or default hereunder which results in Buyer’s termination of this Agreement pursuant Section 5 (in the case where the representation and warranty was Material and was untrue when made or resulted from Seller’s breach of its covenants and obligations under this Agreements) or Section 13.1(a), (b) or (c) hereof then, in any such event, upon termination by Buyer hereunder, in addition to receiving the immediate return of the Deposit, anything in this Agreement contained to the contrary notwithstanding, Seller and Joinder Party shall pay to Buyer all of Buyer’s actual, documented out‑of‑pocket costs and expenses associated with this Agreement and Buyer’s anticipated acquisition of the Property including, without limitation, Buyer’s reasonable counsel fees and costs, title expenses, survey costs, and other costs and expenses associated with Buyer’s due diligence, including, without limitation, legal, financial and accounting due diligence, Buyer’s structural inspection of the Property and Buyer’s environmental assessment of the Property (collectively, “Transaction Costs”). Seller’s maximum reimbursement liability, in the aggregate, under this Section 13.3 shall not exceed $300,000.00 with respect to the Chicago Property and $100,000.00 with respect to the Dallas Property.
13.4    Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, SELLER’S AND JOINDER PARTY’S TOTAL LIABILITY FOR DAMAGES FOR BREACH OF SELLER’S OR JOINDER PARTY’S, AS APPLICABLE, COVENANTS, AGREEMENTS, WARRANTIES AND REPRESENTATIONS UNDER THIS AGREEMENT, TO THE EXTENT BUYER CLOSES HEREUNDER, COLLECTIVELY, SHALL NEVER EXCEED THE FOLLOWING (THE “LIABILITY CAP”): THE SUM OF (A) $3,100,000.00 WITH RESPECT TO THE CHICAGO PROPERTY AND $630,000.00 WITH RESPECT TO THE DALLAS PROPERTY. THE OBLIGATIONS UNDER THIS SECTION 13.4 SHALL SURVIVE THE CLOSING AND THE TERMINATION OF THIS AGREEMENT.

14.    PRORATIONS.
14.1    Operating Expenses. The following items shall be prorated at Closing, as of close of business of the day immediately preceding the Closing Date (the “Adjustment Date”) (i.e., Buyer is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a 365-day year.:
14.1.1    Taxes. Tier Chicago Party and RREEF Chicago Party agree to prorate real estate taxes and assessments applicable to the Chicago Property levied and assessed during calendar year 2013, which are payable in calendar year 2014, with respect to the Chicago Property as of the Closing Date on a “cash basis”. Tier Chicago Party’s allocable share of such real estate taxes shall be determined by multiplying the amount of such real estate taxes by a fraction, the numerator of which is the number of days in the calendar year for the period commencing on January 1, 2014 and ending on the Closing Date, and the denominator of which is 365. RREEF Chicago Party shall be responsible for the remainder of the 2013 real estate taxes and real estate taxes for all subsequent years. The proration of such taxes shall be based upon the final tax bill for real estate taxes assessed during calendar year 2013 (but which are payable in calendar year 2014). There shall be no proration of real estate taxes assessed during calendar year 2014 which are payable in calendar year 2015, the payment of which shall be RREEF responsibility. Tier Dallas Party and RREEF Dallas Party agree to prorate the real estate taxes and assessments applicable to the Dallas Property levied and assessed during calendar year 2014.
14.1.2    Rents. All rents and other sums receivable from tenants of the Property, which were earned and attributable to the period prior to the Adjustment Date, will be retained by Seller to the extent that such rents have been collected on or before the Closing Date. Rents earned and attributable to the period beginning on the Adjustment Date and thereafter will be paid to Buyer by the tenants, or credited to Buyer at Closing (if such rents are received by Seller on or prior to the Closing Date). All payments from tenants, on account of rent or otherwise, received by Seller after the Adjustment Date, whether attributable to the period prior to or after the Adjustment Date, shall be deemed to be held in trust by Seller for Buyer and shall be promptly delivered to Buyer by Seller for application as provided in this Section 14.1.2. All payments from tenants, on account of rent or otherwise, received after the Closing Date by Buyer and all amounts received from Seller by Buyer pursuant to the immediately preceding sentence, shall be applied first to rent or other sums due under the Leases attributable to the period beginning on the Adjustment Date and continuing thereafter, and then to payment to Seller on account of rents which were earned and attributable to the period prior to the Adjustment Date but which have not been paid when due and only to the extent such delinquency is identified in the Seller’s Rent Roll and Delinquency Report delivered to Buyer at Closing (“Delinquent Rentals”); provided that in no event shall Buyer be obligated to make any such payment to Seller on account of Delinquent Rentals which are received by Buyer on or after the date which is twelve (12) months after the Closing Date, and Buyer shall be entitled to retain all such amounts. Any costs incurred by Buyer in collection of Delinquent Rentals shall be retained by or paid to Buyer prior to the payment to Seller on account of Delinquent Rentals. Buyer shall have no obligation to collect or attempt to collect Delinquent Rentals or enforce any Leases on account of Delinquent Rentals. Seller shall have no right to enforce Leases or collect Delinquent Rentals on or after the Closing Date without the prior written consent of Buyer, which may be withheld in Buyer’s sole discretion, and any such permitted enforcement or collection effort shall be at Seller’s sole expense. In no event shall Seller’s enforcement include any termination, forcible detainer, eviction or other possessory action.
14.1.3    Deposits. Seller shall be entitled to a credit for all transferable utility deposits transferred hereunder, if any. All other utility deposits, if any, may be withdrawn by and refunded to Seller and Buyer shall make its own replacement deposits for utilities as may be required by the respective utilities involved.
14.1.4    Water and Sewer Charges. Water and sewer charges and fire protection and inspection services based upon meter readings to be obtained by Seller effective as of the Adjustment Date, or if not so obtainable, a date not more than ten (10) days prior to the Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Buyer, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment. If Seller is unable to furnish such prior reading, any reading subsequent to the Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing.
14.1.5    Assumed Service Contracts. All amounts payable, owing or incurred in connection with the Property under the Assumed Service Contracts shall be prorated as of the Adjustment Date and Seller shall pay any costs or expenses due under all other Service Contracts (i.e., all Service Contracts which are required to be terminated at Closing). All sums due for such accounts payable which are attributable to the period prior to the Adjustment Date will be paid by Seller, or if Seller has not received the bill or invoice therefor, not paid such bill or invoice, prior to the Adjustment Date, at Buyer’s election, Buyer will either (i) furnish to Seller such bills or invoices received after the Closing Date for payment by Seller (and Seller shall pay all other such bills or invoices received but not paid prior to Closing) and Buyer will have no further obligation with respect thereto, or (ii) pay such bill or invoice on behalf of Seller and be entitled to reimbursement thereof by Seller on demand. The foregoing provisions shall not apply to allocations of liabilities under the BOMA-Chicago Agreements, such allocations being addressed in Sections 12.5 and 14.1.10 hereof.

14.1.6    Electricity, gas, steam and fuel. All utility charges that are not separately metered to tenants will be prorated to the Adjustment Date and Seller will obtain a final billing therefor and pay any amounts owing therein for the period prior to the Adjustment Date.
14.1.7    Lease Deposits. On the Closing Date, Seller will deliver to Buyer in cash, as a credit against the Purchase Price or as an adjustment to the prorations provided for elsewhere in this Section 14, as appropriate, an amount equal to all cash deposits (including without limitation security, operating expense and tax deposits together with interest thereon pursuant to the applicable Lease or law) made by tenants under the Leases which have not been applied by Seller pursuant to the Leases and as permitted by this Agreement. Seller shall coordinate the transfer of security deposits under Leases which are in the form of letters of credit (“Letters of Credit”) to Buyer as follows: (i) for Letters of Credit which are transferable, at Closing Seller shall deliver to Buyer originals of such Letters of Credit together with completed transfer forms required by the issuer to assign the beneficial interest in the Letter of Credit to Buyer and (ii) for Letters of Credit which are not transferable, Seller shall use commercially reasonable efforts to have such Letters of Credit re-issued in the name of Buyer or transferred to Buyer at Closing; provided, however, that in the event any Letters of Credit are not transferred to Buyer or reissued in Buyer’s name at Closing, Seller covenants to take such actions after the Closing Date which are reasonably necessary to effect such transfer or reissuance, as applicable. All transfer or reissuance fees imposed by issuers of such Letters of Credit shall be paid by Seller. In addition, if any Letters of Credit are not transferred or reissued at Closing then, until they are transferred or reissued to Buyer, Seller shall, if requested by Buyer, present such Letters of Credit for payment and deliver the proceeds thereof to Buyer, and Buyer shall indemnify and hold harmless Seller in connection therewith. The covenants of Seller described in this Section 14.1.7 shall survive the Closing.
14.1.8    Rent Abatement. Seller shall agree to a credit against the Purchase Price in the amount of rent to be abated or credited to the tenants under Existing Leases and the New Lease (each as hereinafter defined) for the period following the Closing Date in accordance with Exhibit F-2 hereto. For the purposes hereof, Buyer and Seller agree that the value of any “additional rent,” if applicable, attributable to a “free rent period” shall be based on operating costs recovery methodologies in accordance with terms of the applicable Leases using Seller’s estimate of 2014 operating costs, which estimate shall be subject to Buyer’s reasonable approval. “Existing Leases” shall mean any Lease executed on or prior to the Effective Date and any and all renewals, extensions, amendments or expansions of such Leases which were entered into or exercised on or prior to the Effective Date. The amount of the credit described in this Section 14.1.8 shall be subject to a final reconciliation once the actual 2014 operating costs are known. Notwithstanding anything to the contrary set forth herein, no credit for any “free rent period” under Existing Leases at the Dallas Property shall be given to Tier Dallas Party at Closing.

14.1.9    Lease Expenses. On or before the Closing Date, Seller shall pay in full all Lease Expenses (as hereinafter defined) relating to or which are or become due and payable (whether before or after Closing) under the Existing Leases and the New Lease (as hereinafter defined) if executed by Seller; provided, however, to the extent such Lease Expenses have not been paid by Seller prior to Closing, then (i)  Buyer shall receive a credit against the Purchase Price at Closing in an amount equal to the then‑unpaid Lease Expenses with respect to the costs described on Exhibit F‑2 hereto which, if unpaid as of the Closing Date, are to be credited against the Purchase Price in accordance with Exhibit F-2; provided, however, Tier Dallas Party has agreed to assume leasing brokerage commissions and tenant improvement allowances payable with respect to the expansion by Robertson, Greige & Thoele (“RGT”) of its existing lease at the Dallas Property covering approximately 19,793 rentable square feet (“RGT Lease”) by an additional approximately 2,917 rentable square feet and for the extension of the RGT Lease for an additional three (3) years; provided further, RREEF Dallas Party shall be solely responsible for the payment of any other tenant improvement allowances which have not been used under the RGT Lease and is payable to RGT under the RGT Lease or if such unused allowance is to be credited as future rent under the RGT Lease, such amount shall be paid by RREEF Dallas Party to Tier Dallas Party on the Closing Date. “Lease Expenses” shall mean all leasing commissions, lease buyouts, tenant improvement costs, tenant improvement allowances and all other costs and expenses due to any tenant, any leasing agent or any third party in connection with any Leases. Buyer shall be responsible for the payment of the following Lease Expenses (“Buyer Lease Expenses”) (i) any Lease Expenses under Leases (other than the New Lease) entered into after the date hereof and approved by Buyer pursuant to Section 4.3 hereof and (ii) any Lease Expenses under renewals, extensions, amendments or expansions of Existing Leases which are entered into or exercised by tenants after the Effective Date and approved by Buyer pursuant to Section 4.3 to the extent the landlord under any such Existing Lease has approval rights relating to any such renewal, extension or expansion option. To the extent Seller shall have paid any Buyer Lease Expenses prior to the Closing Date, then, at Closing, such amounts shall be credited to Seller. The term “New Lease” shall mean that certain Lease which may be executed by Equity Office Properties covering Suite 2000 on the 20th Floor of the Chicago Property.
14.1.10    Union Wages and Benefits. All wages, accrued vacation and sick days, bonuses, accrued monthly pension payments, and any other compensation or benefits on union-represented employees governed by the BOMA-Chicago Agreements (collectively, “Union Wages and Benefits”) shall be prorated through the Adjustment Date (with the sum attributable to an employee’s accrued vacation and sick days calculated based upon the accrued benefit and the employee’s pay rate in effect as of the Adjustment Date) and shall be credited or debited, as the case may be, against the Purchase Price at Closing, depending in part if prepaid by Seller prior to the Closing Date, and, with respect to accrued benefits not yet due and payable under the Engineer Union Contract, shall be paid by Tier Chicago Party to RREEF Chicago Party on an estimated basis and adjusted as and when finally determined in accordance with Section 14.7.3 below. All Union Wages and Benefits under any of BOMA-Chicago Agreements for which RREEF Chicago Party has elected to have the Union Subcontracts terminated by Tier Chicago Party at Closing pursuant to Section 5.3.1 above (such Union Subcontracts constituting Designated Service Contracts thereunder) shall be paid in full by Tier Chicago Party on or before the Closing in accordance with Sections 5.3.1 and 12.5 above to the extent final invoices have been received prior to Closing. Notwithstanding anything to the contrary set forth in this Agreement, including this Section 14.1.10 or Section 5.3.1, provided that the Union Subcontracts constituting Designated Service Contracts are, in fact, terminated effective as of the Closing Date, any Union Wages and Benefits due and payable under such Designated Service Contracts that are not yet invoiced to Tier Chicago Party as of Closing or that cannot be calculated correctly at Closing shall be paid by Tier Chicago Party to the person or entity entitled thereto as soon as reasonably practicable after the Closing Date or otherwise adjusted as provided in this Section 14.1.10 or Section 14.7.3 below. Prior to the expiration of the Inspection Period, Tier Chicago Party shall use commercially reasonable efforts to estimate the accrued benefits under the Engineer Union Contract and provide such estimate to RREEF Chicago Party, which such estimate shall then be updated by Tier Chicago Party as of the Adjustment Date for purposes of calculating the credits or debits due hereunder at Closing to the extent that invoices have been received by Tier Chicago Party prior to Closing.
14.2    Custom and Practice. All other items of income and expense of the Property shall be apportioned between Buyer and Seller as of the Adjustment Date. Except as set forth in this Agreement, the customs of the State and County in which the applicable Premises are located shall govern prorations.
1.%2.%3    Alterations and Repairs. Seller agrees that prior to Closing it shall complete the construction of the Alterations and Repairs at its sole cost and expense described on Exhibit I hereto. Prior to Closing, Seller shall deliver to Buyer an updated Exhibit I setting forth the Alterations and Repairs that will not be completed or paid in full by Seller prior to Closing, together with partial lien waivers covering all work and payments made by Seller prior to Closing or other evidence reasonably requested by Buyer, and Seller shall escrow an amount equal to: (a) with respect to Alterations and Repairs under Alteration Contracts existing as of the Effective Date, 105% of the amount necessary to complete all such Alterations and Repairs, and (b) with respect to all other Alterations and Repairs, including the CUSCO Work described in Section 12.2.1.14, 110% of the amount necessary to complete all such Alterations and Repairs (collectively, the “Alterations and Repairs Credit”) pursuant to a mutually satisfactory escrow agreement to be executed at Closing and, with respect to the CUSCO Work, in accordance with the requirements of Section 12.2.1.14 above. The Alterations and Repairs Credit shall be available for disbursement to Buyer and Buyer’s contractors after the Closing for completion of the Alterations and Repairs in accordance with the escrow agreement.

2.%2.%3    Credit to Remedy Outstanding Code Violations. Seller shall obtain a bid from a reputable contractor that is currently performing work at the Premises for the work required to remedy any code violations described in Section 5.8.1 that will not be remedied by the Closing Date and Buyer shall receive a credit against the Purchase Price equal to the amount of such bid (the “Code Violation Credit”).
14.3    Application of Prorations. If such prorations result in a payment due Buyer, the cash payable at Closing shall be reduced by such sum. If such prorations result in a payment due Seller, the same shall be paid in immediately available funds at Closing.
14.4    Schedule of Prorations. The parties shall endeavor to jointly prepare a schedule of prorations for the Property no less than five (5) days prior to Closing.
14.5    Reconciliations; Readjustments.
14.5.1    Intentionally deleted.
14.5.2    The parties shall correct any errors in prorations as soon after the Closing as amounts are finally determined. Seller and Buyer agree that as soon as reasonably possible after the close of the calendar year of the Property, the parties shall undertake a final master reconciliation of CAM, taxes and other pass‑throughs and additional rent with respect to the Leases and the Property. Such reconciliation shall be prepared by Seller, and such reconciliation shall be final once reviewed and approved by Buyer. Buyer shall transmit such information to the tenants.
14.5.3    Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of rents or other charges received from tenants, such amount have not been collected, then the same shall be calculated as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter. Any amounts not paid within such thirty (30) day period shall bear interest from the date actually received by the payor until paid at the greater of (i) the rate of ten percent (10%) per annum or (ii) the prime rate (or base rate) reported from time to time in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger United States money center commercial banks plus two (2) percent. Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from tenants from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice.
14.6    Survival. The provisions of this Section 14 shall survive the Closing.

15.    BROKERS. Except for Holliday Fenoglio Fowler, L.P., whose fees shall be paid by Seller and Buyer pursuant to separate written agreements, each party hereby represents and warrants to the other that it has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement, and that neither has had any dealings with any other person or party which may entitle that person or party to a fee or commission. Each party shall indemnify the other of and from any claims for commissions by any person or party claiming such commission by or through the indemnifying party.
16.    ESCROW AGENT. The parties hereto have requested that the Deposit be held in escrow by the Escrow Agent to be applied at the Closing or prior thereto in accordance with this Agreement. The Escrow Agent will deliver the Deposit to Seller or to Buyer, as the case may be under the following conditions:
16.1    Payment to Seller. To Seller on the Closing Date upon the consummation of Closing;
16.2    Payment to a Party. To a party as specified in a document signed by Seller and Buyer or their attorneys.
16.3    Notice of Dispute. If either Seller or Buyer believes that it is entitled to the Deposit or any part thereof, it shall make written demand therefor upon the Escrow Agent. The Escrow Agent shall promptly mail a copy thereof to the other party in the manner specified in Section 17.1 below. The other party shall have the right to object to the delivery of the Deposit, by filing written notice of such objections with the Escrow Agent at any time within ten (10) days after the mailing of such copy to it in the manner specified in Section 17.1 below, but not thereafter. Such notice shall set forth the basis for objection to the delivery of the Deposit. Upon receipt of such notice, the Escrow Agent shall promptly deliver a copy thereof to the party who filed the written demand. Notwithstanding anything to the contrary contained herein, Escrow Agent shall, without the consent or approval of Seller, deliver the Deposit to Buyer upon a written request therefor made by Buyer (with a copy to Seller) on or before the end of the Inspection Period.
16.4    Escrow Subject to Dispute. In the event the Escrow Agent shall have received the notice of objection provided for in 16.3 above of this Section, in the manner and within the time therein prescribed, the Escrow Agent shall continue to hold the Deposit until (i) the Escrow Agent receives written notice from both Seller and Buyer directing the disbursement of the Deposit in which case the Escrow Agent shall then disburse said Deposit in accordance with said direction, or (ii) litigation arises between Seller and Buyer, in which event the Escrow Agent shall deposit the Deposit with the Clerk of the Court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent’s option elect in order to terminate the Escrow Agent’s duties including, but not limited to, deposit in Court and an action for interpleader.

16.5    Escrow Agent’s Rights and Liabilities. Escrow Agent shall not be required to determine questions of fact or law, and may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own willful default or gross negligence. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification of this Agreement, unless the same is in writing and signed by Buyer and Seller, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Buyer or Seller which, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold and apply the Deposit, pursuant to Section 16.4, and may decline to take any other action.
17.    GENERAL PROVISIONS.
17.1    Notices. All notices or other communications required or permitted to be given under the terms of this Agreement shall be in writing, and shall be deemed effective when (i) sent by nationally‑recognized overnight courier, (ii) facsimile with original following by regular mail, (iii) deposited in the United States mail and sent by certified mail, postage prepaid or (iv) email transmission, in each case addressed as follows:
If to Tier Chicago Party

and/or Tier Dallas Party:	c/o TIER REIT, Inc.

17300 Dallas Parkway, Suite 1010

Dallas, Texas 75248

Attn: William J. Reister

Phone: 214.655.1600

Fax: 214.365.7112

Email: breister@teirreit.com

with a copy to:	c/o TIER REIT, Inc.

17300 Dallas Parkway, Suite 1010

Dallas, Texas 75248

Attn: Michele Langenberg

Phone: 469.341.2375

Fax: 214.365.7112

Email: mlangenberg@teirreit.com

and with a copy to:	Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Attention: Randall M. Ratner

Telephone: 214.969.2893

Fax: 214.969.4343

Email: rratner@akingump.com
If to RREEF Dallas Party

and/or RREEF Chicago Party:	c/o RREEF America, L.L.C.

222 South Riverside Plaza

Chicago, Illinois 60606

Attn: Bradley J. Gries

Phone: 312.537.9246

Fax: 312.537.9346

Email: brad.gries@db.com

with a copy to:	c/o RREEF America, L.L.C.

200 Crescent Circle Court, Suite 560

Dallas, Texas 75201

Attn: Kim Boudreau

Phone: 214.740.7929

Fax: 214.740.7994

Email: kim.boudreau@db.com

with a copy to:	Seyfarth Shaw LLP

131 South Dearborn Street, Suite 2400

Chicago, Illinois 60603

Attention: Joel D. Rubin, Esq.

Phone: 312.460.5600

Fax: 312.460-7600

Email: jrubin@seyfarth.com

If to Escrow Agent:	First American Title Insurance Company

30 North LaSalle Street, Suite 2700

Chicago, Illinois 60602

Attn.: Reginald Cunningham

Phone: (312) 917-7260

Fax: (866) 390-7306

Email: RECunningham@firstam.com
or to such‑other address or addresses and to the attention of such other person or persons as any of the parties may notify the other in accordance with the provisions of this Agreement.
17.2    Binding Effect. This Agreement (including the Joinder) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Buyer may assign its rights and interests under this Agreement (including the Joinder) to an entity that, directly or indirectly, controls, is controlled by, or is under common control with Buyer (a “Buyer Affiliate”). Seller agrees that the conveyances and assignments of the Property contemplated in this Agreement may, at Buyer’s option, be executed and delivered by Seller to one or more Buyer Affiliates (as hereinafter defined) designated by Buyer in a notice to Seller given by Buyer no later than five (5) business days prior to the Closing Date. In addition, RREEF Chicago Party reserves the right to take title to the Chicago Property in the name of a nominee or assignee, or in the name of one or more of the institutional investors for which RREEF Chicago Party or one of its affiliates is then acting as investment manager (a “Separate Account”) or a nominee or assignee of a Separate Account. In the event the rights and obligations of RREEF Chicago Party as Buyer hereunder shall be assigned by RREEF Chicago Party to a Separate Account, the assignor shall be released from any obligation or liability hereunder, and such Separate Account shall be substituted as Buyer hereunder with respect to the Chicago Property, shall be entitled to the benefit of and may enforce Seller’s covenants, representations and warranties hereunder with respect to the Chicago Property as if such Separate Account were the original Buyer with respect to the Chicago Property hereunder (including the Joinder), and shall assume all obligations and liabilities of Buyer hereunder with respect to the Chicago Property, subject to any limitations of such liabilities and obligations hereunder. Upon notification to Seller of any such assignment, Seller’s representations and warranties hereunder shall be deemed remade to the Separate Account as of the date of such assignment.
17.3    Entire Agreement. All Exhibits attached to this Agreement are incorporated herein and made a part hereof. This Agreement and the Joinder constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, understandings and agreements of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing. The captions included in this Agreement are for convenience only and in no way define, describe or limit the scope or intent of the terms of this Agreement.
17.4    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois as it relates to the Chicago Property and the laws of the State of Texas as it relates to the Dallas Property, without reference to conflict of laws principles.
17.5    No Recording. This Agreement shall not be recorded in the Clerk’s Office or in any other office or place of public record.
17.6    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
17.7    Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied, facsimile, or .pdf (exchange via e‑mail) signatures may be used in place of original signatures on this Agreement. Seller and Buyer intend to be bound by the signatures on the telecopies, facsimile or .pdf document, are aware that the other party will rely on the telecopied, facsimile or .pdf signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.
17.8    Further Instruments. Seller will, whenever and as often as it shall be reasonably requested so to do by Buyer, and Buyer will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction provided for in this Agreement and to carry out the intent and purposes of this Agreement. All such instruments and documents shall be satisfactory to the respective attorneys for Buyer and Seller. The provisions of this Article shall survive the Closing.
17.9    Time. Time is of the essence. In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or legal holiday of the United States or the State of Illinois, the time for such performance will be extended to the next succeeding business day. Time periods under this Agreement will exclude the first day and include the last day of such time period.
17.10    Effective Date. Whenever the term or phrase “Effective Date”, “effective date hereof” or “date hereof” or other similar phrases describing the date this Agreement becomes binding on Seller and Buyer are used in this Agreement, such terms or phrases shall mean and refer to the date on which a counterpart or counterparts of this Agreement are executed by Seller and Buyer.
17.11    Time for Acceptance. This Agreement shall constitute an offer to buy or sell the Property, as case may be, on the terms herein set forth only when executed by the Seller or Buyer. This Agreement may be accepted by the party receiving such executed Agreement only by executing this Agreement and delivering an original signed copy hereof to the Escrow Agent and an originally signed copy hereof to the other party hereto within five (5) business days after such receipt. Failure to accept in the manner and within the time specified shall constitute a rejection and termination of such officer.
17.12    Attorney’s Fees. In the event of any controversy, claim or dispute between the parties affecting or relating to the subject matter or performance of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of its reasonable costs and expenses, including reasonable attorneys’ fees and disbursements. The provisions of this Section 17.11 shall survive the Closing or the termination of this Agreement.
18.    EXCULPATION. No recourse shall be had for any obligation of Joinder Party, Seller or Buyer under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of Joinder Party, Seller or Buyer, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by the Seller or Buyer, as applicable, and all parties claiming by, through or under Buyer or Seller, as applicable.
19.    ENTRY AND BUYER INDEMNITY. In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Seller’s tenants and otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on‑site testing, Buyer shall give Seller notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, upon Seller’s request, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Seller or its representative may be present to observe any testing or other inspection performed on the Property. Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in the amount of at least $2,000,000.00 per occurrence insuring against all liability of Buyer, its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall cause certificates evidencing such insurance to be promptly delivered to Seller which name Seller as an additional insured. Buyer shall indemnify, defend and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorney’s fees) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including without limitation damage to the Property or release of hazardous substances or materials onto the Property, excluding, however, any costs incurred by Seller in supervising Buyer’s testing; provided, that the foregoing indemnity of Buyer shall not extend to (i) protect Seller from any pre‑existing liabilities for matters merely discovered by Buyer (e.g., latent environmental contamination) or (ii) any liens, claims, causes of action, damages, liabilities or expenses that are attributable to the action or inaction of Seller or its agent or employees. The foregoing indemnity shall survive beyond the Closing, or if the sale is not consummated, beyond the termination of this Agreement.
20.    RELEASE. Except to the extent of the representations, warranties, covenants and agreements of Seller expressly set forth in this Agreement or Seller’s Closing Documents, and except to the extent of a breach by Seller of applicable laws, but otherwise notwithstanding any other provision of this Agreement to the contrary, Buyer, on behalf of itself and its successors and assigns, waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, the partners, trustees, shareholders, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, which may arise on account of or in any way be connected with the physical condition of the Property or any law or regulation applicable thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 466 et seq.), the Safe Drinking Water Act (14 U.S.C. Sections 1401‑1450), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), and the Toxic Substance Control Act (15 U.S.C. Sections 2601‑2629).
21.    CONFIDENTIAL INFORMATION. The parties acknowledge that the terms and conditions of the transaction described herein (including the mere existence of this transaction) are of a confidential nature and shall not be disclosed except to lenders, consultants, investors, shareholders, advisors, and affiliates, or as required by law (including, without limitation, the filing of a Form 8‑K by TIER REIT, Inc. with the Securities and Exchange Commission). No party will make any public disclosure of the specific terms of this Agreement, except as required by law (including a Form 8‑K by TIER REIT, Inc.) without the prior written consent of the other party hereto. Without limiting the generality of the foregoing, any press release or other public disclosure regarding this Agreement or the transactions contemplated herein and the closing of the transactions described in this Agreement, and the wording of same, must be approved in advance by both parties. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to advisors, consultants, investors and affiliates in connection with the transactions contemplated hereby. In the event of the termination of this Agreement for any reason whatsoever, Buyer will return to Seller, at Seller’s request, all documents and other material (including all copies thereof) obtained from Seller in connection with the transactions contemplated hereby, and each party shall use its best efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information. The provisions of this Section will survive any termination of this Agreement, but shall not survive the Closing except as expressly provided above with respect to the approval by both parties of any press release or other public disclosure regarding the closing of the transactions described in this Agreement.

22.    ALLOCATION OF RESPONSIBILITY.
22.1    Buyer’s Responsibilities. Except as to obligations of Seller which are expressly assumed by Buyer under this Agreement or any of the closing documents to be executed as of the Closing Date, Seller shall indemnify, defend and hold Buyer, its successors, assigns and agents, harmless for, from and against any and all losses, claims, damages, liabilities, expenses (including without limitation attorneys’ fees, court costs, expert witness fees and other costs), fees, actions or rights of action which arise out of, relate to, or result from, directly or indirectly: (i) any claim by any person for any leasing fee or commission in connection with any Lease that is Seller’s obligation pursuant to Section 14 of this Agreement or whose fee or commission was not disclosed by Seller pursuant to this Agreement, (ii) any claim by an employee, if any, employed by Seller or Seller’s property manager in the operation of the Property whose employment was not continued after closing by Buyer or whose claim arose prior to Closing, (iii) any claim by any tenant of the Property in connection with any Lease attributed to periods prior to Closing, and (iv) any claim by any person arising from or attributable to any action or condition which occurred or existed prior to Closing including, without limitation the Existing Litigation and the Additional Litigation, whether or not the relevant claim has merit. The obligations under this Section 22.1 shall survive the Closing and the termination of this Agreement.
22.2    Seller’s Responsibilities. Buyer shall indemnify and hold Seller, its successors, assigns and agents, harmless from and against all losses, claims, damages, liabilities, expenses (including without limitation attorneys’ fees and costs), fees, actions or rights of action incurred by Seller as a result of or arising, directly or indirectly, from (i) any claim by any person attributable to any obligation expressly assumed by Buyer under this Agreement or any of the closing documents to be executed as of the Closing Date, but only to the extent such obligation arises subsequent to the Closing Date, (ii) any claim by any person hired by Buyer for any leasing fee or commission which are attributable to services rendered after Closing or is otherwise Buyer’s obligation pursuant to Section 14 of this Agreement, (iii) any claim by an employee, if any, employed by Buyer in the operation of the Property whose claim first arose after Closing, (iv) any claim by any tenant of the Property in connection with any Lease attributed to periods after Closing, and (v) any claim by any person arising from or attributable to any action which first occurred after the Closing. The obligations under this Section 22.2 shall survive the Closing and the termination of this Agreement.
22.3    Respective Board Approvals. The obligations of each of Buyer and Seller under this Agreement are subject to the requisite Board approvals of TIER REIT, Inc. with respect to Tier Chicago Party and Tier Dallas Party, and RREEF America REIT II, Inc. with respect to RREEF Dallas Party and RREEF Chicago Party. The parties agree that unless all parties hereto have notified the other parties hereto that such Board approvals have been obtained by 5:00 p.m. (Central time) on October 15, 2014 with respect to RREEF Dallas Party and RREEF Chicago Party and October 31, 2014 with respect to Tier Chicago Party and Tier Dallas Party, then this Agreement shall automatically terminate, the Deposit shall be returned to the applicable Buyer which paid such Deposit pursuant to Section 2.2.1 hereof, and none of the parties hereto shall have any further obligations to or rights or claims against the other, excepting only those specific matters that the parties have agreed in this Agreement will survive such termination.
22.4    Joinder. The Joinder executed by Joinder Party attached hereto is made a part of this Agreement for all purposes. Joinder Party acknowledges and agrees that Joinder Party shall be liable, jointly and severally, with Seller, for (i) all Seller’s duties, obligations and liabilities under Sections 8, 13.1, 13.3 & 13.4 of this Agreement and (ii) all of Seller’s duties, liabilities and obligations under this Agreement and Seller’s Closing Documents that survive the Closing, subject to the same terms, conditions and limitations as are applicable under this Agreement to Seller’s duties, liabilities and obligations hereunder, including without limitation, Sections 8, 13.1, 13.3 and 13.4.
22.5    1031 Exchange. Each Seller and Buyer each reserve the right to consummate this transaction as part of a deferred exchange of like kind property as provided by Section 1031 of the Federal Code. Both Buyer and each Seller agree to cooperate with each other in this regard and any escrow holder or exchange facilitator selected by a Seller or Buyer, as the case may be, in effecting a qualifying exchange or exchanges under Section 1031 of the Federal Code undertaken by such Seller or Buyer with respect to the Property, either through assignment of this Agreement to a qualified intermediary or through other means determined by a Seller or Buyer, and Buyer or such Seller, as the case may be, shall execute such documents as may be reasonably requested by the party effectuating the exchange, provided that such documents shall not materially increase the other party’s obligations over those otherwise contained in this Agreement. Neither party makes any representation to the other regarding qualification of the exchange under Section 1031 of the Federal Code and neither party shall be liable to the other in any manner whatsoever if the exchange completed in accordance with this Section 22.5 should not qualify for any reason under Section 1031 of the Federal Code. The parties each hereby indemnifies the other against all costs, expenses and liabilities incurred by the other party in connection with any such exchange, to the extent the same would not have been incurred by such other party in the absence of such exchange. Notwithstanding anything in this Section 22.5 to the contrary, it is a condition precedent to each party’s obligation to cooperate with the other in any such exchange that: (i) no material change to the terms of this Agreement results therefrom, (ii) the other party shall not be required to acquire or hold title to any real property for the purpose of consummating the exchange, and (iii) consummation or accomplishment of such an exchange shall not be a condition precedent or a condition subsequent to the other party’s obligations under this Agreement and shall not delay the Closing.

22.6    Press Release. Each party has the right to approve any press release to be issued by the other party hereto (such consent not to be unreasonably withheld) prior to the issuance thereof. The provision of this Section 22.6 shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement. The foregoing shall not apply to any filings required by TIER REIT, Inc. under applicable securities laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

TIER CHICAGO PARTY:	BEHRINGER HARVARD SOUTH RIVERSIDE, LLC, a Delaware limited liability company
By: /s/ William J. Reister

Name:	William J. Reister

Title:	Executive Vice President and Chief Investment Officer

RREEF CHICAGO PARTY:	RREEF AMERICA L.L.C., a Delaware limited liability company
By: /s/ Bradley J. Gries
Name: Bradley J. Gries
Title: Director

RREEF DALLAS PARTY:	RREEF SHERRY LANE L.P., a Texas limited partnership

By:	RREEF America REIT II Corp. EE, a Maryland corporation, its general partner
By: /s/ Charles George
Name: Charles George
Title: Vice President

TIER DALLAS PARTY:	TIER ACQUISITIONS, LLC, a Delaware limited liability company
By: /s/ William J. Reister

Name:	William J. Reister

Title:	Executive Vice President and Chief Investment Officer

[Signature Page to Agreement of Sale]

Agreed to by Escrow Agent with regard to the obligations, terms, covenants and conditions contained in Section 16 and elsewhere in this Agreement relating to Escrow Agent. The undersigned acknowledges receipt of this Agreement on October 23, 2014.
FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Reginald Cunningham

Name: Reginald Cunningham

Title: Senior Escrow Officer

[Signature Page to Agreement of Sale]

JOINDER
TIER REIT, INC., a Maryland corporation (“TIER REIT”) and RREEF AMERICA REIT II, INC., a Maryland corporation (“RREEF”) (each, a the “Joinder Party”), are executing this Joinder to that certain Agreement of Sale, by and between BEHRINGER HARVARD SOUTH RIVERSIDE, LLC, a Delaware limited liability company (“Tier Chicago Party”) having its principal office at 17300 Dallas Parkway, Suite 1010, Dallas, Texas 75248, and TIER ACQUISITIONS, LLC, a Delaware limited liability company or its permitted assigns pursuant to Section 17.2 of the Agreement (“Tier Dallas Party”) having its principal office at 17300 Dallas Parkway, Suite 1010, Dallas, Texas 75248 (Tier Chicago Party and Tier Dallas Party are collectively referred to herein as “Seller”), and RREEF AMERICA L.L.C., a Delaware limited liability company or its permitted assigns pursuant to Section 17.2 of the Agreement (“RREEF Chicago Party”) having its principal office at 222 South Riverside Plaza, Chicago, Illinois 60606 and RREEF SHERRY LANE L.P., a Texas limited partnership (“RREEF Dallas Party”) having its principal office at 222 South Riverside Plaza, Chicago, Illinois 60606 (RREEF Chicago Party and RREEF Dallas Party are collectively referred to herein as “Buyer”), dated as of October 23, 2014 (the “Agreement”), solely for the purposes specified in Section 22.4 of the Agreement.
TIER REIT is executing this Joinder with respect to the obligations of Tier Chicago Party, as Seller of the Chicago Property, under the Agreement, and RREEF is executing this Joinder with respect to the obligations of RREEF Dallas Party, as Seller of the Dallas Property, under the Agreement. The terms of this Joinder and Section 22.4 of the Agreement and the Joinder Party’s obligations hereunder and thereunder are a continuing and irrevocable obligation of the Joinder Party and shall remain in full force until payment, performance and/or observation in full of the obligations hereunder and thereunder. The Joinder Party’s guaranty and liability under this Joinder and Section 22.4 of the Agreement are absolute and unconditional (subject, however, to the terms, conditions and limitations on the liability of Seller and Joinder Party as set forth in the Agreement, all of which shall apply to and limit the Joinder Party’s obligations and liability hereunder [including, without limitation, Sections 8, 13.1, 13.3, 13.4 and 22.4 of the Agreement]) and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any or all of the following: (i) any lack of genuineness, regularity, validity, legality or enforceability, or the voidability, of this Joinder; (ii) the failure of Buyer to exercise or to exhaust any right or remedy or take any action against any person or any collateral or other security available to Buyer; (iii) any amendment or modification of the terms of this Joinder executed by the Joinder Party or the Agreement executed by Seller; (iv) any failure or delay of the Buyer to exercise, or any lack of diligence in exercising, any right or remedy with respect to this Joinder or Section 22.4 of the Agreement, but subject to the terms, conditions and limitations on the liability of Seller and Joinder Party set forth in the Agreement; (v) any dealings or transactions between the Buyer and Seller relating to this Joinder or the Agreement, whether or not the Joinder Party shall be a party to or cognizant of the same; (vi) the failure to give Seller notice of any breach unless such notice is required under the terms of

Joinder – Page 1

the Agreement; and/or (vii) any other circumstance which might constitute a legal or equitable discharge or defense available to Seller or Joinder Party, whether similar or dissimilar to the foregoing, other than the defenses of (a) payment and performance (Buyer, by its acceptance of this Joinder, hereby agreeing that any such payment or performance shall reduce the Joinder Party’s obligations and liability hereunder to the full extent of such payment or performance) or (b) that the claim against Seller is not due and owing under the terms of the Agreement or that Seller has performed all of its obligations under this Agreement (each of the defenses described in clauses (a) and (b) being hereby reserved by the Joinder Party). The Joinder Party expressly waives the following: (a) notice of acceptance of the Agreement and this Joinder; (b) any requirement of promptness, diligence, presentment, protest, notice of dishonor, notice of demand and notice of acceptance; (c) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under this Joinder or Section 22.4 of the Agreement, or the interpretation, breach or enforcement of such obligations; and (d) all rights of subrogation and any other claims that it may now or hereafter acquire against Seller or any insider that arise from the existence, payment, performance or enforcement of the Joinder Party’s obligations hereunder and under Section 22.4 of the Agreement until such time as the Joinder Party’s obligations hereunder and under Section 22.4 of the Agreement are performed and paid in full or have expired by the terms of Section 22.4 of the Agreement. The Joinder Party’s guaranty under this Joinder is a present guaranty of payment and performance and not of collection only. Notwithstanding anything to the contrary contained herein, the Joinder Party’s liability shall extend to all amounts and performance of all of its obligations hereunder and under Section 22.4 of the Agreement notwithstanding the fact that this Joinder or the Agreement has become unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding.
The Joinder Party hereby represents and warrants to the Buyer as follows: (i) subject to Section 22.3 of the Agreement, the execution, delivery and performance under this Joinder or under Section 22.4 of the Agreement by the Joinder Party will not violate any provision of any law, regulation, order or decree of any governmental authority, bureau or agency or of any court binding on the Joinder Party, or of any contract, undertaking or agreement to which the Joinder Party is a party or which is binding on the Joinder Party, or of any contract, undertaking or agreement to which the Joinder Party is a party or which is binding upon or any of its property or assets, (ii) subject to Section 22.3 of the Agreement, this Joinder has been duly authorized, executed and delivered by the Joinder Party and constitutes a legal, valid and binding obligation of the Joinder Party, enforceable against the Joinder Party in accordance with its terms, subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and doctrines of equity affecting the availability of equitable remedies; and (iii)  all necessary resolutions, consents, licenses, approvals and authorizations of any Person or entity required in connection with the execution, delivery and performance of this Joinder have been duly obtained and are in full force and effect.

Joinder – Page 2

The provisions of Sections 8, 13.1, 13.3 and 13.4 of the Agreement are hereby incorporated herein by this reference. This Joinder shall be binding upon Joinder Party and its successors and assigns and shall inure to the benefit of Buyer and its successors and assigns.
[REMAINDER OF PAGE INTENTIONALLY BLANK]

Joinder – Page 3

IN WITNESS WHEREOF, the Joinder Party has caused this Joinder to be made effective as of October 23, 2014.
TIER REIT:
TIER REIT, INC., a Maryland corporation

By: /s/ William J. Reister
Name: William J. Reister
Title: Executive Vice President & Chief Investment Officer

RREEF:
RREEF AMERICA REIT II, INC., a Maryland corporation

By: /s/ Joseph Cappelletti
Name: Joseph Cappelletti
Title: Vice President & Treasurer

Joinder – Page 4

Exhibits to Agreement of Sale

A	‑	Chicago Land
B	‑	Dallas Land
C-1	‑	Service Contracts
C-2	‑	Alteration Contracts
C-3	‑	Alteration Plans
D	‑	Litigation
E	‑	Leases
F‑1	‑	Rent Roll
F‑2	‑	Leasing Commissions and Tenant Improvement Allowances Now Due or Which Could Become Due for the Initial Tenant Improvements to be completed under Leases in effect as of the Effective Date
F‑3	‑	Exceptions to Representations and Warranties made with respect to Leases in Section 5.7
G	‑	Tenant Estoppel
H	‑	Diligence Materials
I	‑	Alterations and Repairs
J	‑	Form CUSCO Estoppel
K	‑	Existing Violations
L	-	Counterparty Identification Form
M	-	Form Parking Estoppel Certificate

List of Exhibits to Agreement of Sale – Page Solo